Exhibit 10.2

EXECUTION VERSION

$1,100,000,000

SEVENTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of November 21, 2025 among

CONSUMERS ENERGY COMPANY,

as the Company,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Banks,

JPMORGAN CHASE BANK, N.A.,

as Agent,

BARCLAYS BANK PLC and MUFG BANK, LTD.,

as Co-Syndication Agents,

and

MIZUHO BANK, LTD., BANK OF AMERICA, N.A. and WELLS FARGO BANK,
NATIONAL ASSOCIATION,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, MUFG BANK, LTD.,
MIZUHO BANK, LTD., BOFA SECURITIES, INC. and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

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ARTICLE IV CHANGE IN CIRCUMSTANCES		42
4.1	Yield Protection	42
4.2	Replacement of Banks	44
4.3	Alternate Rate of Interest	45
4.4	Funding Indemnification	47
4.5	Taxes	48
4.6	Bank Certificates, Survival of Indemnity	50
4.7	Defaulting Banks	50

ARTICLE V REPRESENTATIONS AND WARRANTIES		53
5.1	Incorporation and Good Standing	53
5.2	Corporate Power and Authority: No Conflicts	53
5.3	Governmental Approvals	53
5.4	Legally Enforceable Agreements	53
5.5	Financial Statements	53
5.6	Litigation	54
5.7	Margin Stock	54
5.8	ERISA	54
5.9	Insurance	54
5.10	Taxes	54
5.11	Investment Company Act	54
5.12	Bonds	55
5.13	Disclosure	55
5.14	Anti-Corruption Laws and Sanctions	55
5.15	Delivery of Documents	55
5.16	Affected Financial Institution	55
5.17	Outbound Investment Rules	56

ARTICLE VI AFFIRMATIVE COVENANTS		56
6.1	Payment of Taxes, Etc.	56
6.2	Maintenance of Insurance	56
6.3	Preservation of Corporate Existence, Etc.	56
6.4	Compliance with Laws, Etc.	56
6.5	Visitation Rights	57
6.6	Keeping of Books	57
6.7	Reporting Requirements	57
6.8	Use of Proceeds	59
6.9	Maintenance of Properties, Etc.	60
6.10	Bonds	60

ARTICLE VII NEGATIVE COVENANTS		60
7.1	Liens	60
7.2	Sale of Assets	61
7.3	Mergers, Etc.	62
7.4	Compliance with ERISA	62
7.5	Organizational Documents	62
7.6	Change in Nature of Business	62
7.7	Transactions with Affiliates	62
7.8	Outbound Investment Rules	62

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ARTICLE VIII FINANCIAL COVENANT		63

ARTICLE IX EVENTS OF DEFAULT		63
9.1	Events of Default	63
9.2	Remedies	65
9.3	Application of Payments	66

ARTICLE X WAIVERS, AMENDMENTS AND REMEDIES		67
10.1	Amendments	67
10.2	Preservation of Rights	68

ARTICLE XI CONDITIONS PRECEDENT		69
11.1	Effectiveness of this Agreement	69
11.2	Each Credit Extension	70

ARTICLE XII GENERAL PROVISIONS		71
12.1	Successors and Assigns	71
12.2	Survival of Representations	73
12.3	Governmental Regulation	73
12.4	Taxes	73
12.5	Choice of Law	73
12.6	Headings	74
12.7	Entire Agreement	74
12.8	Expenses; Indemnification	74
12.9	Severability of Provisions	75
12.10	Setoff	75
12.11	Ratable Payments	75
12.12	Nonliability	76
12.13	Other Agents	76
12.14	USA Patriot Act	76
12.15	Electronic Delivery	76
12.16	Confidentiality	78
12.17	No Advisory or Fiduciary Responsibility	79
12.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	80
12.19	Maximum Rate	80
12.20	Acknowledgment Regarding Any Supported QFCs	80

ARTICLE XIII THE AGENT		81
13.1	Appointment	81
13.2	Powers	81
13.3	General Immunity	81
13.4	No Responsibility for Recitals, Etc.	81
13.5	Action on Instructions of Banks	81
13.6	Employment of Agents and Counsel	82

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13.7	Reliance on Documents; Counsel	82
13.8	Agent’s Reimbursement and Indemnification	82
13.9	Rights as a Bank	82
13.10	Bank Credit Decision	83
13.11	Successor Agent	84
13.12	Additional ERISA Matters	84
13.13	Erroneous Payments	85
13.14	Company Communications	87

ARTICLE XIV NOTICES		88
14.1	Giving Notice	88
14.2	Change of Address	89

ARTICLE XV COUNTERPARTS		89

SCHEDULES

Schedule 1	Pricing Schedule
Schedule 2	Commitment Schedule
Schedule 3.1	Existing LCs

EXHIBITS

Exhibit A	Form of Opinion from Melissa M. Gleespen, Esq., Vice President, Chief Compliance Officer and Corporate Secretary of the Company
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Terms of Subordination (Junior Subordinated Debt)
Exhibit E	Intentionally Omitted
Exhibit F	Form of Increasing Bank Supplement
Exhibit G	Form of Augmenting Bank Supplement

-iv-

SEVENTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SEVENTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of November 21, 2025, is among CONSUMERS ENERGY COMPANY, a Michigan corporation (the “Company”), the financial institutions listed on the signature pages hereof (together with their respective successors and assigns and any other Person that shall have become a Bank hereunder pursuant to Section 2.16, the “Banks”) and JPMORGAN CHASE BANK, N.A., as Agent.

W I T N E S S E T H:

WHEREAS, the Company, the banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Sixth Amended and Restated Revolving Credit Agreement, dated as of December 14, 2022 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Company, the Banks and the Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re- evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Banks will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Company in an aggregate amount not to exceed

$1,100,000,000 at any time outstanding;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1	Definitions. As used in this Agreement:

“Accounting Changes” – see Section 1.3.

“Additional Commitment Bank” - see Section 2.17(d).

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Agent, completed by a Bank and furnished to the Agent in connection with this Agreement.

“Advance” means a group of Loans made by the Banks hereunder of the same Type, made, converted or continued on the same day and, in the case of Term Benchmark Loans, having the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks pursuant to Article XIII, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article XIII.

“Aggregate Commitment” means the aggregate amount of the Commitments of all Banks.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

“Agreement” means this Seventh Amended and Restated Revolving Credit Agreement, as amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period on such date (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, anti-money laundering or corruption.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in Schedule 1.

“Approved Company Portal” – see Section 13.14(a).

“Approved Electronic Platform” – see Section 12.15(a).

“Arranger” means each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, MUFG Bank, Ltd., Mizuho Bank, Ltd., BofA Securities, Inc. and Wells Fargo Securities, LLC.

“Assignment Agreement” – see Section 12.1(e).

“Augmenting Bank” – see Section 2.16.

“Available Aggregate Commitment” means, at any time, the Available Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Available Commitment” means, at any time, the lesser of (i) the Aggregate Commitment and (ii) the face amount of the Bonds.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 4.3.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Notice Date” see Section 2.17(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks” – see the preamble.

“Benchmark” means, initially, with respect to any (i) RFR Loan (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 4.3.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	Daily Simple SOFR, and

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or any component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 4.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 4.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bond Delivery Agreements” means, collectively, (i) that certain Bond Delivery Agreement, dated as of March 31, 2011, between the Company and the Agent, (ii) that certain Bond Delivery Agreement, dated as of December 20, 2013, between the Company and the Agent, (iii) that certain Bond Delivery Agreement, dated as of June 5, 2018, between the Company and the Agent, and (iv) that certain Bond Delivery Agreement, dated as of December 14, 2022, between the Company and the Agent, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, including any bond delivery agreement entered into in connection with the issuance of any Bonds in accordance with Section 2.16.

“Bonds” means (i) that certain First Mortgage Bond in the aggregate principal amount of $500,000,000 created under the One Hundred Fourteenth Supplement and issued in favor of the Agent, (ii) that certain First Mortgage Bond in the aggregate principal amount of $150,000,000 created under the One Hundred Twenty-Third Supplement and issued in favor of the Agent, (iii) that certain First Mortgage Bond in the aggregate principal amount of $200,000,000 created under the One Hundred Thirty-Second Supplement and issued in favor of the Agent, and (iv) that certain First Mortgage Bond in the aggregate principal amount of $250,000,000 created under the One Hundred Forty-Sixth Supplement and issued in favor of the Agent and including any new interest-bearing First Mortgage Bonds issued in favor of the Agent pursuant to any supplemental indenture acceptable to the Agent in accordance with Section 2.16.

“Borrowing Date” means a date on which a Credit Extension is made hereunder.

“Borrowing Notice” – see Section 2.8.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be a day that is also a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease” means any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP, subject to clause (iii) of Section 1.3.

“Change in Control” means (a) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting capital stock of CMS, or (b) the majority of the board of directors of CMS shall fail to consist of Continuing Directors, or (c) a consolidation or merger of CMS shall occur after which the holders of the outstanding voting capital stock of CMS immediately prior thereto hold less than 50% of the outstanding voting capital stock of the surviving entity, or (d) more than 50% of the outstanding voting capital stock of CMS shall be transferred to any entity of which CMS owns less than 50% of the outstanding voting capital stock, or (e) CMS shall own less than 80% of the Equity Interests of the Company.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means November 21, 2025.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CMS” means CMS Energy Corporation, a Michigan corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Shortfall Amount” – see Section 9.2(a).

“Commitment” means, for each Bank, the obligation of such Bank to make Loans to, and participate in Facility LCs issued upon the application of, the Company in an aggregate amount not exceeding the amount set forth on Schedule 2 or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.1, as such amount may be increased pursuant to Section 2.16, or otherwise modified, from time to time.

“Commitment Fee” – see Section 2.5.

“Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the Unused Commitment as set forth in Schedule 1.

“Communications” – see Section 12.15(d). “Company” – see the preamble.

“Company Communications” – see Section 13.14(d).

“Compliance Certificate” - see Section 6.7(c).

“Consolidated Subsidiary” means any Subsidiary the accounts of which are or are required to be consolidated with the accounts of the Company in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the board of directors of CMS who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Conversion/Continuation Notice” – see Section 2.9.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” – see Section 12.20.

“Credit Documents” means this Agreement, the Facility LC Applications (if any), the Supplemental Indentures, the Bond Delivery Agreements and the Bonds.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Party” means the Agent, any LC Issuer or any other Bank.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, with respect to any Person, and without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not overdue), (c) liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan), (d) all liabilities arising in connection with any withdrawal liability under ERISA to any Multiemployer Plan, (e) all obligations of such Person arising under acceptance facilities, (f) all obligations of such Person as lessee under Capital Leases, (g) all obligations of such Person arising under any interest rate swap, “cap”, “collar” or other hedging agreement; provided that for purposes of the calculation of Debt for this clause (g) only, the actual amount of Debt of such Person shall be determined on a net basis to the extent such agreements permit such amounts to be calculated on a net basis, (h) Off-Balance Sheet Liabilities, (i) non-contingent obligations of such Person in respect of letters of credit and bankers’ acceptances, and (j) all guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to assure a creditor against loss (whether by the purchase of goods or services, the provision of funds for payment, the supply of funds to invest in any Person or otherwise) in respect of indebtedness or obligations of any other Person of the kinds referred to in clauses (a) through (i) above. Notwithstanding the foregoing, solely for purposes of the calculation required under Article VIII, Debt shall not include any Junior Subordinated Debt, Hybrid Equity Securities or Hybrid Preferred Securities each issued by the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary.

“Default” means an event which but for the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Facility LCs under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Designated Officer” means the Chief Financial Officer, the Treasurer, an Assistant Treasurer, any Vice President in charge of financial or accounting matters or the principal accounting officer of the Company.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any governmental agency or authority relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substance, (c) exposure to any Hazardous Substance, (d) the release or threatened release of any Hazardous Substance into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means an event described in Article IX.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Bank, LC Issuer or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, and franchise taxes imposed on it, including Michigan Business Tax, by (a) the jurisdiction under the laws of which such Bank, such LC Issuer or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s, such LC Issuer’s or such Bank’s principal executive office or such Bank’s or such LC Issuer’s applicable Lending Installation is located, and (ii) any U.S. Federal withholding taxes resulting from FATCA.

“Existing Credit Agreement” – see the recitals.

“Existing LC” – see Section 3.1.

“Existing Termination Date” - see Section 2.17(a).

“Extending Bank” - see Section 2.17(b).

“Extension Date” - see Section 2.17(a).

“Facility LC” – see Section 3.1.

“Facility LC Application” – see Section 3.3.

“Facility LC Collateral Account” means a special, interest-bearing account maintained (pursuant to arrangements satisfactory to the Agent) at the Agent’s office at the address specified pursuant to Article XIV, which account shall be in the name of the Company but under the sole dominium and control of the Agent, for the benefit of the Banks.

“Facility LC Commitment” means, for each LC Issuer, the obligation of such LC Issuer to issue Facility LCs upon the application of the Company in an aggregate amount not exceeding $25,000,000, as such amount may be increased with respect to any LC Issuer pursuant to Section 3.1.

“Facility LC Sublimit” means $650,000,000, as such amount may be increased pursuant to Section 3.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“First Mortgage Bonds” means bonds issued by the Company pursuant to the Indenture. “Fitch” means Fitch Ratings Inc. or any successor thereto.

“Floating Rate” means, with respect to a Floating Rate Advance, an interest rate per annum equal to (i) the Alternate Base Rate plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Floating Rate Advance” means an Advance consisting of Floating Rate Loans. “Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate and Daily Simple SOFR shall be 0%.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except, for purposes of the financial statements required to be delivered pursuant to Sections 6.7(b) and (c), for changes concurred in by the Company’s independent public accountants).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the European Union or the European Central Bank).

“Hazardous Substance” means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hybrid Equity Securities” means securities issued by the Company or a Hybrid Equity Securities Subsidiary that (i) are classified as possessing a minimum of at least two of the following: (x) “intermediate equity content” by S&P; (y) “Basket M equity credit” by Moody’s; and (z) “50% equity credit” by Fitch and (ii) require no repayment, prepayment, mandatory redemption or mandatory repurchase prior to the date that is at least 91 days after the later of the termination of the Commitments and the repayment in full of all Obligations.

“Hybrid Equity Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Equity Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly- owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Hybrid Preferred Securities” means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

(i)            such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or a wholly- owned direct or indirect Subsidiary of the Company in exchange for Junior Subordinated Debt issued by the Company or such wholly-owned direct or indirect Subsidiary, respectively;

(ii)           such preferred securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such Junior Subordinated Debt; and

(iii)          the Company or a wholly-owned direct or indirect Subsidiary of the Company (as the case may be) makes periodic interest payments on such Junior Subordinated Debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the preferred securities.

“Hybrid Preferred Securities Subsidiary” means any Delaware business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company) at all times by the Company or a wholly-owned direct or indirect Subsidiary of the Company, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of Junior Subordinated Debt issued by the Company or a wholly- owned direct or indirect Subsidiary of the Company (as the case may be) and payments made from time to time on such Junior Subordinated Debt.

“Increase Date” means any date on which an increase of the Commitments pursuant to Section 2.16 occurs.

“Increasing Bank” – see Section 2.16. “Indemnified Person” – see Section 12.8.

“Indenture” means the Indenture, dated as of September 1, 1945, as supplemented and amended from time to time, between the Company and The Bank of New York Mellon, as successor trustee.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Bank, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Period” means, with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 4.3(e) shall be available. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance. The Company may not select any Interest Period that ends after the scheduled Termination Date.

“ISP” means, with respect to any Facility LC, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Junior Subordinated Debt” means any unsecured Debt of the Company or a Subsidiary of the Company that is (i) issued in connection with the issuance of Hybrid Equity Securities or Hybrid Preferred Securities and (ii) subordinated to the rights of the Banks hereunder and under the other Credit Documents pursuant to terms of subordination substantially similar to those set forth in Exhibit D, or pursuant to other terms and conditions satisfactory to the Majority Banks.

“LC Fee” – see Section 3.4.

“LC Issuer” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., MUFG Bank, Ltd. and Wells Fargo Bank, National Association (or any subsidiary or affiliate of any of the foregoing designated by such Person) in its capacity as an issuer of Facility LCs hereunder, and any other Bank designated by the Company that (i) agrees to be an issuer of Facility LCs hereunder (which agreement may include a maximum limit on the aggregate face amount of all Facility LCs to be issued by such Bank hereunder, and such Bank and the Company shall provide notice of such limitation to the Agent) and (ii) is approved by the Agent (such approval not to be unreasonably withheld or delayed).

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. For all purposes of this Agreement, if on any date of determination a Facility LC has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Facility LC itself, or if compliant documents have been presented but not yet honored, such Facility LC shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Company and each Bank shall remain in full force and effect until the LC Issuer and the Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Facility LC.

“LC Payment Date” – see Section 3.5.

“Lending Installation” means any office, branch, subsidiary or Affiliate of a Bank.

“Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan” – see Section 2.1.

“Majority Banks” means, as of any date of determination, Banks in the aggregate having more than 50% of the Aggregate Commitment as of such date or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure as of such date.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the Company’s ability to perform its obligations under any Credit Document or (c) the validity or enforceability of any Credit Document or the rights or remedies of the Agent or the Banks thereunder.

“Material Subsidiary” means any Subsidiary of the Company that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 15% of the consolidated assets of the Company and its Consolidated Subsidiaries.

“Maximum Rate” – see Section 12.19.

“Modify” and “Modification” – see Section 3.1.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any sale or issuance of securities or incurrence of Debt by any Person, the excess of (i) the gross cash proceeds received by or on behalf of such Person in respect of such sale, issuance or incurrence (as the case may be) over (ii) customary underwriting commissions, auditing and legal fees, printing costs, rating agency fees and other customary and reasonable fees and expenses incurred by such Person in connection therewith.

“Net Worth” means, with respect to any Person, the excess of such Person’s total assets over its total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Debt, and (iii) any item not included in clause (i) or (ii) above, that is treated as an intangible asset in conformity with GAAP.

“Non-Extending Bank” see Section 2.17(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (Chicago Time) on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all other obligations (including indemnities and interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company to the Banks or to any Bank, any LC Issuer or the Agent arising under the Credit Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, or (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person; but excluding from this definition, any Operating Leases.

“One Hundred Forty-Sixth Supplement” means that certain One Hundred Forty-Sixth Supplemental Indenture, dated as of December 14, 2022, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“One Hundred Fourteenth Supplement” means that certain One Hundred Fourteenth Supplemental Indenture, dated as of March 31, 2011, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“One Hundred Thirty-Second Supplement” means that certain One Hundred Thirty- Second Supplemental Indenture, dated as of June 5, 2018, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“One Hundred Twenty-Third Supplement” means that certain One Hundred Twenty- Third Supplemental Indenture, dated as of December 20, 2013, between the Company and The Bank of New York Mellon, as successor trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee.

“Other Taxes” – see Section 4.5(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Payment” – see Section 13.13(a).

“Payment Date” means the second Business Day of each calendar quarter occurring after the Closing Date.

“Payment Notice” – see Section 13.13(b).

“Payment Recipient” – see Section 13.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Plan Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC or to appoint a trustee to administer any Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States, or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release

H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Bank, a portion equal to (i) a fraction the numerator of which is such Bank’s Commitment and the denominator of which is the Aggregate Commitment and (ii) after the Commitments of all of the Banks have terminated, a fraction the numerator of which is the Outstanding Credit Exposure for such Bank, and the denominator of which is the Aggregate Outstanding Credit Exposure at such time; provided, that in the case of Section 4.7(d)(i), when a Defaulting Bank shall exist the Commitment or Outstanding Credit Exposure, as applicable, of such Defaulting Bank shall be disregarded when calculating such Bank’s “Pro Rata Share”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” see Section 12.20.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.

“Regulation U” means Regulation U of the Board from time to time in effect and shall include any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks, non-banks and non-broker-dealers for the purpose of purchasing or carrying margin stocks.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Company then outstanding under Article III to reimburse the applicable LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Advance, the Term SOFR Rate or (ii) with respect to any RFR Advance following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“RFR Advance” means, as to any Advance, the RFR Loans comprising such Advance.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, the Zaporizhzhia and the Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any governmental authority which may be substituted therefor.

“Secured Debt” has the meaning assigned to such term in Schedule 1.

“Securitized Bonds” means nonrecourse bonds or similar asset-backed securities issued by a special-purpose Subsidiary of the Company which are payable solely from specialized charges authorized by the utility commission of the relevant state in connection with the recovery of (x) stranded regulatory costs, (y) stranded clean air and pension costs and (z) other “Qualified Costs” (as defined in M.C.L. §460.10h(g)) authorized to be securitized by the Michigan Public Service Commission.

“Senior Debt Rating” has the meaning assigned to such term in Schedule 1.

“Single Employer Plan” means a Plan maintained by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”. “Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Substitute Rating Agency” has the meaning assigned to such term in Schedule 1. “Supplemental Indentures” means, collectively, the One Hundred Fourteenth

Supplement, the One Hundred Twenty-Third Supplement, the One Hundred Thirty-Second Supplement and the One Hundred Forty-Sixth Supplement, and including any supplemental indenture entered into in connection with the issuance of any Bonds in accordance with Section 2.16.

“Supported QFC” see Section 12.20.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” means any and all present or future taxes, duties, assessments, fees, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, that are imposed by a Governmental Authority on or with respect to any payment made by the Company hereunder or under any Bond or Facility LC, but excluding Excluded Taxes and Other Taxes.

“Term Benchmark” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Term SOFR Rate other than those pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the earlier of (i) November 20, 2030 (or such later date pursuant to an extension in accordance with the terms of Section 2.17) and (ii) the date on which the Commitments are terminated.

“Total Consolidated Capitalization” means, at any date of determination, without duplication, the sum of (a) Total Consolidated Debt plus all amounts excluded from Total Consolidated Debt pursuant to clauses (ii), (iii) and (v) of the proviso to the definition of such term (but only, in the case of securities of the type described in clause (iii) of such proviso, to the extent such securities have been deemed to be equity pursuant to Accounting Standards Codification Subtopic 480-10 (previously referred to as Statement of Financial Accounting Standards No. 150)), (b) equity of the common stockholders of the Company, (c) equity of the preference stockholders of the Company and (d) equity of the preferred stockholders of the Company, in each case determined at such date.

“Total Consolidated Debt” means, at any date of determination, the aggregate Debt of the Company and its Consolidated Subsidiaries (including, without limitation, all Off-Balance Sheet Liabilities); provided that Total Consolidated Debt shall exclude, without duplication, (i) the principal amount of any Securitized Bonds, (ii) any Junior Subordinated Debt, Hybrid Equity Securities or Hybrid Preferred Securities each issued by the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary, (iii) such percentage of the Net Proceeds from any issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities) by the Company or any Consolidated Subsidiary as shall be agreed to be deemed equity by the Agent and the Company prior to the issuance thereof (which determination shall be based on, among other things, the treatment (if any) given to such securities by the applicable rating agencies), (iv) Debt of any Affiliate of the Company that is (1) consolidated on the financial statements of the Company solely as a result of the effect and application of Accounting Standards Codification Subtopic 810-10 (previously referred to as Financial Accounting Standards Board Interpretation No. 46(R) and Accounting Research Bulletin No. 51) and (2) non-recourse to the Company or any of its Affiliates (other than the primary obligor of such Debt and any of its Subsidiaries) and (v) Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10 (previously referred to as Emerging Issues Task Force Issue No. 01-8), any subsequent recommendation or other interpretation, bulletin or other similar document by the Financial Accounting Standards Board on or related to such re-categorization.

“Type” – see Section 2.4.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unsecured Debt” has the meaning assigned to such term in Schedule 1.

“Unused Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regime” see Section 12.20.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107- 56, 115 Stat. 272 (2001), as amended.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2	Interpretation.

(a)            The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

(b)            The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c)            Unless otherwise specified, each reference to an Article, Section, Exhibit and Schedule means an Article or Section of or an Exhibit or Schedule to this Agreement.

(d)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e)            The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(f)             The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.

(g)            Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

(h)            Unless the context requires otherwise, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

(i)             Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

(j)             Unless the context requires otherwise, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(k)            Unless the context requires otherwise, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall change its application of generally accepted accounting principles with respect to any Off-Balance Sheet Liabilities, in each case with the agreement of its independent certified public accountants, and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided that, until such provisions are amended in a manner reasonably satisfactory to the Majority Banks, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to GAAP shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 (previously referred to as Statement of Financial Accounting Standards No. 159) (or any other Accounting Standards Codification Topic having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification Topic having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in GAAP under Accounting Standards Codification 842, or any other financial accounting standard having similar result or effect, occurring after December 31, 2018, the effect of which would be to cause leases which would be treated as operating leases under GAAP as of such date to be recorded as a liability/debt on the Company’s statement of financial position under GAAP.

1.4            Amendment and Restatement of Existing Credit Agreement. The parties to this Agreement agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Obligations” under (and as defined in) the Existing Credit Agreement and the other Credit Documents as in effect prior to the Closing Date. All “Loans” made and “Obligations” incurred under (and as defined in) the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Credit Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Credit Documents” (as defined in the Existing Credit Agreement) to the “Agent”, the “Credit Agreement” and the “Credit Documents” shall be deemed to refer to the Agent, this Agreement and the Credit Documents, (b) all obligations constituting “Obligations” (under and as defined in the Existing Credit Agreement) with any Bank or any Affiliate of any Bank which are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Credit Documents, (c) the Company hereby agrees to compensate each Bank for any and all losses, costs and expenses incurred by such Bank in connection with the sale and assignment of any “Term Benchmark Loans” under the Existing Credit Agreement and such reallocation described below and in Section 2.1, in each case on the terms and in the manner set forth in Section 4.4 hereof and (d) the “Loans” (as defined in the Existing Credit Agreement) shall be reallocated as Loans owing to the Banks under this Agreement on the Closing Date in accordance with each Bank’s Pro Rata Share and, in connection therewith, the Agent shall, and is hereby authorized to, make such reallocations, sales, assignments or other relevant actions in respect of each Bank’s Loans under the Existing Credit Agreement as are necessary in order that each such Bank’s outstanding Loans hereunder reflect such Bank’s Pro Rata Share of the Aggregate Commitment on the Closing Date. The Company hereby (i) agrees that this Agreement and the transactions contemplated hereby and thereby shall not limit or diminish its obligations arising under or pursuant to the Credit Documents to which it is a party, (ii) reaffirms all of its obligations under the Credit Documents to which it is a party and (iii) acknowledges and agrees that each Credit Document executed by it remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

1.5            Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.3(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6            Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.7            Facility LC Amounts. Unless otherwise specified herein, the amount of a Facility LC at any time shall be deemed to be the amount of such Facility LC available to be drawn at such time; provided that with respect to any Facility LC that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Facility LC shall be deemed to be the maximum amount of such Facility LC after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II
THE ADVANCES

2.1            Commitment. From and including the Closing Date and prior to the Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make loans in U.S. dollars to the Company from time to time (the “Loans”), and (b) to participate in Facility LCs issued upon the request of the Company from time to time; provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Bank’s Outstanding Credit Exposure shall not exceed its Commitment. In no event may the Aggregate Outstanding Credit Exposure exceed the Available Commitment. Subject to the terms and conditions of this Agreement, the Company may borrow, repay and reborrow at any time prior to the Termination Date. The Commitments shall expire on the Termination Date.

2.2            Repayment. The Aggregate Outstanding Credit Exposure and all other unpaid obligations of the Company hereunder shall be paid in full on the Termination Date.

2.3            Ratable Loans. Each Advance shall consist of Loans made by the several Banks ratably according to their Pro Rata Shares.

2.4            Types of Advances. The Advances may be Floating Rate Advances, Term Benchmark Advances, or, solely following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, RFR Advances (each a “Type” of Advance), or a combination thereof, as selected by the Company in accordance with Sections 2.8 and 2.9.

2.5	Fees and Changes in Commitments.

(a)            The Company agrees to pay to the Agent for the account of each Bank according to its Pro Rata Share a commitment fee (the “Commitment Fee”) at the Commitment Fee Rate on the daily Unused Commitment from the Closing Date to but not including the date on which this Agreement is terminated in full and all of the Obligations hereunder have been paid in full. The Commitment Fee shall be payable quarterly in arrears on the fifteenth day following the last day of each calendar quarter (for the quarter then most recently ended), on the date of any reduction of the Aggregate Commitment pursuant to clause (b) below and on the Termination Date (for the period then ended for which such fee has not previously been paid) and shall be calculated for actual days elapsed on the basis of a 360-day year.

(b)            The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Banks in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least five (5) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction; provided that the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligation of the Banks to make Credit Extensions hereunder.

2.6            Minimum Amount of Advances. Each Advance shall be in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof); provided that (x) any Floating Rate Advance may be in the amount of the Available Aggregate Commitment (rounded down, if necessary, to an integral multiple of $1,000,000) and (y) there shall not at any time be more than a total of ten (10) Term Benchmark Advances and RFR Advances outstanding.

2.7            Principal Payments. The Company may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances or, in a minimum aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of the outstanding Floating Rate Advances upon one (1) Business Day’s prior written notice to the Agent. The Company may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 4.4 with respect to Term Benchmark Advances but without penalty or premium, all outstanding Term Benchmark Advances or RFR Advances or, in a minimum aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000, any portion of any outstanding Term Benchmark Advance or RFR Advances upon (x) three (3) Business Days’ prior written notice to the Agent in the case of Term Benchmark Advances, or (y) five (5) Business Days’ prior written notice to the Agent in the case of RFR Advances; provided that if, after giving effect to any such prepayment, the principal amount of any Term Benchmark Advance or RFR Advance is less than $5,000,000, such Advance shall automatically convert into a Floating Rate Advance. If at any time the Aggregate Outstanding Credit Exposure exceeds the Available Aggregate Commitment, the Company shall immediately repay Advances or cash collateralize LC Obligations in the Facility LC Collateral Account in accordance with the procedures set forth in Section 9.2, as applicable, in an aggregate principal amount sufficient to cause the Aggregate Outstanding Credit Exposure to be less than or equal to the Available Aggregate Commitment. Each notice provided under this Section 2.7 must be delivered no later than 11:00 a.m. (New York City time) on the applicable date required for delivery of such notice (and such notice shall be confirmed by facsimile or electronic communication, including an Approved Company Portal, if arrangements for doing so have been approved by the Agent).

2.8            Method of Selecting Types and Interest Periods for New Advances. The Company shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period applicable thereto from time to time. The Company shall give the Agent irrevocable written notice (a “Borrowing Notice”) (and such notice shall be confirmed by facsimile or electronic communication, including an Approved Company Portal, if arrangements for doing so have been approved by the Agent) not later than 1:00 p.m. (New York City time) on the Borrowing Date of each Floating Rate Advance, not later than 12:00 noon (New York City time) three (3) Business Days before the Borrowing Date for each Term Benchmark Advance, and not later than 11:00 a.m. (New York City time) five (5) Business Days before the Borrowing Date for each RFR Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day;

(ii)	the aggregate amount of such Advance;

(iii)	the Type of Advance selected; and

(iv)          in the case of each Term Benchmark Advance, the initial Interest Period applicable thereto.

Promptly after receipt thereof, the Agent will notify each Bank of the contents of each Borrowing Notice. Not later than 3:00 p.m. (New York City time) on each Borrowing Date, each Bank shall make available its Loan in funds immediately available in Chicago, Illinois to the Agent at its address specified pursuant to Section 14.1. To the extent funds are received from the Banks, the Agent will make such funds available to the Company at the Agent’s aforesaid address. No Bank’s obligation to make any Loan shall be affected by any other Bank’s failure to make any Loan. Notwithstanding the foregoing, in no event shall the Company be permitted to request pursuant to this Section 2.8 an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 4.3(a) and 4.3(f)).

2.9            Conversion and Continuation of Outstanding Advances. Floating Rate Advances and RFR Advances shall continue as Floating Rate Advances and RFR Advances, respectively, unless and until such Advances are converted into Term Benchmark Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.2 or 2.7. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into a Floating Rate Advance unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.2 or 2.7 or (y) the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Company may elect from time to time to convert all or any part of a Floating Rate Advance or an RFR Advance into a Term Benchmark Advance. The Company shall give the Agent irrevocable written notice (a “Conversion/Continuation Notice”) (and such notice shall be confirmed by facsimile or electronic communication, including an Approved Company Portal, if arrangements for doing so have been approved by the Agent) of each conversion of an Advance from one Type to another or continuation of a Term Benchmark Advance by the time that a Borrowing Notice would be required under Section 2.8 if the Company were requesting an Advance of the Type resulting from such election, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation;

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)          the amount of the Advance and, if such Advance is to be converted into or continued as a Term Benchmark Advance, the duration of the Interest Period applicable thereto;

provided that no Advance may be continued as, or converted into, a Term Benchmark Advance if (x) such continuation or conversion would violate any provision of this Agreement or (y) a Default or Event of Default exists. Notwithstanding the foregoing, in no event shall the Company be permitted to request an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 4.3(a) and 4.3(f)).

2.10          Interest Rates, Interest Payment Dates. (a) Subject to Section 2.11, each Advance shall bear interest as follows:

(i)            at any time such Advance is a Floating Rate Advance, at a rate per annum equal to the Floating Rate from time to time in effect;

(ii)           at any time such Advance is a Term Benchmark Advance, at a rate per annum equal to the Term SOFR Rate for each applicable Interest Period plus the Applicable Margin; and

(iii)          at any time such Advance is an RFR Advance, at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin.

Changes in the rate of interest on that portion or any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate.

(b)  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date and on the Termination Date. Interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Term Benchmark Advance is prepaid and on the Termination Date. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each RFR Advance shall be payable on (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Advance of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Termination Date. Interest on Term Benchmark Advances, RFR Advances, interest on Floating Rate Advances (except when based on the Prime Rate) and the LC Fee shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest on each Advance shall accrue from and including the date such Advance is made to but excluding the date payment thereof is received in accordance with Section 2.12. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of a Term Benchmark Advance, such next succeeding Business Day falls in a new calendar month, in which case such payment shall be due on the immediately preceding Business Day) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. The applicable Floating Rate, Daily Simple SOFR or Term SOFR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

2.11          Rate after Maturity. Any Advance not paid by the Company at maturity, whether by acceleration or otherwise, shall bear interest until paid in full at a rate per annum equal to the higher of (i) the rate otherwise applicable thereto plus 2.00% or (ii) the Floating Rate plus 2.00%.

2.12          Method of Payment; Sharing Set-Offs. (a) All payments of principal, interest and fees hereunder shall be made in immediately available funds to the Agent at its address specified in writing from time to time to the Company (or at any other Lending Installation of the Agent specified in writing by the Agent to the Company), without setoff or counterclaim, not later than 12:00 noon (New York City time) on the date when due and shall (except in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Banks, or as otherwise specifically required hereunder) be applied ratably by the Agent among the Banks. Funds received after such time shall be deemed received on the following Business Day unless the Agent shall have received from, or on behalf of, the Company a Federal Reserve reference number with respect to such payment before 1:00 p.m. (New York City time) on the date of such payment. Each payment delivered to the Agent for the account of any Bank shall be delivered promptly by the Agent in the same type of funds received by the Agent to such Bank at the address specified for such Bank in its Administrative Questionnaire or at any Lending Installation specified in a notice received by the Agent from such Bank. The Agent is hereby authorized to charge the account of the Company maintained with JPMorgan Chase Bank, N.A., if any, for each payment of principal, interest, Reimbursement Obligations and fees as such payment becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Company to such LC Issuer pursuant to Section 3.6.

(b)  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.8, Section 2.15, Section 3.5 or Section 13.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Bank and for the benefit of the Agent or the applicable LC Issuer to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Bank under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

2.13	Bonds; Record-keeping; Telephonic Notices.

(a)            The obligation of the Company to repay the Obligations shall be evidenced by one or more Bonds.

(b)            Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)            The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Company and each Bank’s share thereof.

(d)            The entries maintained in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.

(e)            The Company hereby authorizes the Banks and the Agent to make Advances based on telephonic notices made by any person or persons the Agent or any Bank in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by a Designated Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Banks, the records of the Agent and the Banks shall govern absent manifest error.

2.14            Lending Installations. Subject to the provisions of Section 4.6, each Bank may book its Loans and its participation in any LC Obligations and each LC Issuer may book the Facility LCs issued by it at any Lending Installation selected by such Bank or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans shall be deemed held by the applicable Bank for the benefit of such Lending Installation. Each Bank may, by written or facsimile notice to the Company, designate a Lending Installation through which Loans will be made by it or Facility LCs will be issued by it and for whose account payments on the Loans or payments with respect to Facility LCs are to be made.

2.15            Non-Receipt of Funds by the Agent. Unless a Bank or the Company, as the case may be, notifies the Agent prior to the time on the date on which it is scheduled to make payment to the Agent of (i) in the case of a Bank, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Agent for the account of the Banks, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

2.16            Expansion Option. The Company may from time to time elect to increase the Commitments in minimum increments of $50,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $300,000,000. The Company may arrange for any such increase to be provided by one or more Banks (each Bank so agreeing to an increase in its Commitment, an “Increasing Bank”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Bank”; provided that no Ineligible Institution may be an Augmenting Bank), to increase their existing Commitments, or provide new Commitments, as the case may be; provided that (i) each Increasing Bank and each Augmenting Bank shall be subject to the approval of the Company, the Agent and each LC Issuer and (ii) (x) in the case of an Increasing Bank, the Company and such Increasing Bank execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Bank, the Company and such Augmenting Bank execute an agreement substantially in the form of Exhibit G hereto. No consent of any Bank (other than the Banks participating in the increase and the Agent and each LC Issuer) shall be required for any increase in Commitments pursuant to this Section 2.16. Increases and new Commitments created pursuant to this Section 2.16 shall become effective on the date agreed by the Company, the Agent and the relevant Increasing Banks or Augmenting Banks, and the Agent shall notify each Bank thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Bank) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in clauses (i) and (ii) of Section 11.2 shall be satisfied or waived by the Majority Banks and the Agent shall have received a certificate to that effect dated such date and executed by a Designated Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenant contained in Article VIII, (ii) the Agent shall have received (x) documents consistent with those delivered on the Closing Date as to the organizational power and authority of the Company to borrow hereunder after giving effect to such increase and (y) in the case of any Augmenting Bank that is organized under the laws of a jurisdiction outside the United States of America, its name, address, tax identification number and/or such other information as shall be necessary for the Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act, and (iii) the Company shall have issued a new interest-bearing First Mortgage Bond in favor of the Agent (x) in the amount of the Aggregate Commitment (giving effect to such increase) or (y) in the amount of such increase, such that the aggregate principal amount of the Bonds will, when taken together, equal the Aggregate Commitment (giving effect to such increase). On the effective date of any increase in the Commitments, (i) each relevant Increasing Bank and Augmenting Bank shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Banks, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Banks, each Bank’s portion of the outstanding Loans of all the Banks to equal its Pro Rata Share of such outstanding Loans, and (ii) the Company shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Advance, shall be subject to indemnification by the Company pursuant to the provisions of Section 4.4 if the deemed payment occurs other than on the last day of the related Interest Periods. Nothing contained in this Section 2.16 shall constitute, or otherwise be deemed to be, a commitment on the part of any Bank to increase its Commitment hereunder at any time.

2.17	Extension of Termination Date.

(a)            The Company may at any time, and from time to time prior to the date that is one year prior to the then Existing Termination Date (as defined below), by notice to the Agent (who shall promptly notify the Banks), request that each Bank extend (each such date on which an extension occurs, an “Extension Date”) such Bank’s then effective Termination Date (the “Existing Termination Date”) to the date that is one year after such Bank’s Existing Termination Date; provided that (i) such notice shall be made on a Business Day, (ii) no Extension Date shall occur if, after giving effect to such Extension Date, the Termination Date shall be more than five

(5) years after such Extension Date and (iii) if any requested Extension Date is not a Business Day, such Extension Date shall be the immediately succeeding Business Day.

(b)            Each Bank, acting in its sole and individual discretion, shall, by notice to the Agent given not later than the date that is ten (10) Business Days after the date on which the Agent received the Company’s extension request (the “Bank Notice Date”), advise the Agent whether or not such Bank agrees to such extension (each Bank that determines to so extend its Termination Date, an “Extending Bank”). Each Bank that determines not to so extend its Termination Date (a “Non-Extending Bank”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Bank Notice Date), and any Bank that does not so advise the Agent on or before the Bank Notice Date shall be deemed to be a Non- Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree, and it is understood and agreed that no Bank shall have any obligation whatsoever to agree to any request made by the Company for extension of the Termination Date.

(c)            The Agent shall promptly notify the Company of each Bank’s determination under this Section.

(d)            The Company shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Bank to replace such Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Bank”) approved by the Agent and the LC Issuers in accordance with the procedures provided in Section 4.2, each of which Additional Commitment Banks shall have entered into an Assignment Agreement (in accordance with and subject to the restrictions contained in Section 12.1, with the Company obligated to pay any applicable processing or recordation fee; provided, that the Agent may, in its sole discretion, elect to waive the $3,500 processing and recordation fee in connection therewith) with such Non-Extending Bank, pursuant to which such Additional Commitment Banks shall, effective on or before the applicable Termination Date for such Non-Extending Bank, assume a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date). Prior to any Non-Extending Bank being replaced by one or more Additional Commitment Banks pursuant hereto, such Non-Extending Bank may elect, in its sole discretion, by giving irrevocable notice thereof to the Agent and the Company (which notice shall set forth such Bank’s new Termination Date), to become an Extending Bank, which election shall be with the Company’s consent on or before the applicable Extension Date, and in the event the Company does not so consent, such Non-Extending Bank shall remain a Non-Extending Bank. The Agent may effect such amendments to this Agreement as are reasonably necessary to provide solely for any such extensions with the consent of the Company but without the consent of any other Banks.

(e)            If (and only if) the total of the Commitments of the Banks that have agreed to extend their Termination Date and the new or increased Commitments of any Additional Commitment Banks is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Termination Date of each Extending Bank and of each Additional Commitment Bank shall be extended to the date that is one year after the then Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Bank hereunder and shall have the obligations of a Bank hereunder. For purposes of clarity, it is acknowledged and agreed that the Termination Date on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f)            Notwithstanding the foregoing, (x) no more than two (2) extensions of the Termination Date shall be permitted hereunder and (y) any extension of any Termination Date pursuant to this Section 2.17 shall not be effective with respect to any Extending Bank unless:

(i)            no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)           the representations and warranties of the Company set forth in this Agreement are true and correct on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); and

(iii)          the Agent shall have received a certificate dated as of the applicable Extension Date from the Company signed by an authorized officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Company approving or consenting to such extension.

(g)            It is understood and agreed that the Existing Termination Date of each Non- Extending Bank shall remain unchanged and the repayment of all obligations owed to them pursuant to this Agreement and any related Credit Documents and the termination of their Commitments shall occur on the then Existing Termination Date without giving effect to such extension request.

(h)            On the Termination Date of each Non-Extending Bank, (i) the Commitment of each Non-Extending Bank shall automatically terminate and (ii) the Company shall repay such Non-Extending Bank in accordance with Section 2.2 (and shall pay to such Non-Extending Bank all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 4.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Banks effective as of such date, and the Agent shall administer any necessary reallocation of the Outstanding Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(i)            This Section shall supersede any provisions in Section 10.1 or Section 12.11 to the contrary.

ARTICLE III
LETTER OF CREDIT FACILITY

3.1            Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit and, to the extent agreed to by any applicable LC Issuer, direct-pay letters of credit, denominated in U.S. dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Termination Date upon the request of the Company; provided, however, that in no event shall (i) immediately after each such Facility LC is issued or Modified, the Aggregate Outstanding Credit Exposure exceed the Available Commitment, (ii) immediately after each such Facility LC is issued or Modified, the amount of the LC Obligations exceed the Facility LC Sublimit, (iii) immediately after each such Facility LC is issued or Modified, the LC Obligations in respect of all Facility LCs issued by any LC Issuer exceed such LC Issuer’s Facility LC Commitment, as such amount may be increased or decreased from time to time if agreed to by such LC Issuer and the Company with notice thereof to the Agent (subject at all times to the Facility LC Sublimit); (iv) a Facility LC (x) be issued later than 30 days prior to the scheduled Termination Date, (y) have an expiry date later than the earlier of (1) the date one year after the date of the issuance of such Facility LC (or, in the case of any renewal or extension thereof, one year after such renewal or extension and provided that such Facility LC may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless such LC Issuer gives notice to the beneficiary of such Facility LC at least a specified time period prior to the expiry date then in effect) and (2) the fifth Business Day prior to the scheduled Termination Date or (z) provide for time drafts; and (v) any LC Issuer be under any obligation to issue a Facility LC that would result in more than a total of twenty (20) Facility LCs outstanding. Notwithstanding the foregoing, the letters of credit identified on Schedule 3.1 (the “Existing LCs”) shall be deemed to be “Facility LCs” issued on the Closing Date for all purposes of the Credit Documents.

An LC Issuer shall not be under any obligation to issue, amend or extend any Facility LC if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing, amending or extending such Facility LC, or request that such LC Issuer refrain from issuing, amending or extending such Facility LC, or any law applicable to such LC Issuer shall prohibit the issuance, amendment or extension of letters of credit generally or such Facility LC in particular, or any such order, judgment or decree, or law shall impose upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital or liquidity requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such LC Issuer in good faith deems material to it; or

(ii)            the issuance, amendment or extension of such Facility LC would violate one or more policies of such LC Issuer applicable to letters of credit generally.

3.2            Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Article III, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

3.3            Notice; Amount of Facility LC. Subject to Section 3.1, the Company shall give the Agent and the applicable LC Issuer written notice, including pursuant to an Approved Company Portal, prior to 12:00 noon (New York City time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby and including agreed-upon draft language for such Facility LC reasonably acceptable to the applicable LC Issuer. Upon receipt of such notice, the Agent shall promptly notify each Bank, of the contents thereof and of the amount of such Bank’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article XI (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Company shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Unless otherwise specified herein, the amount of a Facility LC at any time shall be deemed to be the stated amount of such Facility LC in effect at such time; provided, however, that with respect to any Facility LC that, by its terms or the terms of any Facility LC Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Facility LC shall be deemed to be the maximum stated amount of such Facility LC after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

3.4            LC Fees. The Company shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Pro Rata Shares, a letter of credit fee (the “LC Fee”) at a per annum rate equal to the Applicable Margin for Term Benchmark Loans in effect from time to time on the daily undrawn stated amount of each Facility LC, such fee to be payable in arrears on the fifteenth day following the last day of each calendar quarter (for the quarter then most recently ended) and the Termination Date (for the period then ended for which such fee has not previously been paid) (and, if applicable, thereafter on demand). The Company shall also pay to each LC Issuer for its own account (a) a fronting fee for each Facility LC at the time and in the amount separately agreed by the Company and such LC Issuer, and (b) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time, in each case, such fees to be payable in arrears on the fifteenth day following the last day of each calendar quarter (for the quarter then most recently ended) and the Termination Date (for the period then ended for which such fee has not previously been paid) (and, if applicable, thereafter on demand).

3.5            Administration; Reimbursement by Banks. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Agent and the Agent shall promptly notify the Company and each other Bank as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of an LC Issuer to the Company and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct, as determined in a final, non- appealable judgment of a court of competent jurisdiction, by such LC Issuer, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Default, Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Bank’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by it to the extent such amount is not reimbursed by the Company pursuant to Section 3.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (New York City time) on such date, from the next succeeding Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

3.6            Reimbursement by Company. The Company shall be irrevocably and unconditionally obligated to reimburse the applicable LC Issuer on the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC issued by it, without presentment, demand, protest or other formalities of any kind; provided that neither the Company nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Company or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence, as determined in a final, non-appealable judgment of a court of competent jurisdiction, of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the applicable LC Issuer and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 1.00% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The applicable LC Issuer will pay to each Bank ratably in accordance with its Pro Rata Share all amounts received by such LC Issuer from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Bank has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 3.5. Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article XI), the Company may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

3.7            Obligations Absolute. The Company’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against any LC Issuer, any Bank or any beneficiary of a Facility LC. The Company further agrees with the LC Issuers and the Banks that the LC Issuers and the Banks shall not be responsible for, and the Company’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Company or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Subject to the proviso contained in the first sentence of Section 3.6, no LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Company agrees that any action taken or omitted by any LC Issuer or any Bank under or in connection with a Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction, shall be binding upon the Company and shall not put any LC Issuer or any Bank under any liability to the Company. Nothing in this Section 3.7 is intended to limit the right of the Company to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 3.6.

3.8            Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Article III, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and any future holders of a participation in any Facility LC.

3.9            Indemnification. The Company hereby agrees to indemnify and hold harmless each Bank, each LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable costs or expenses which such Bank, such LC Issuer or the Agent may incur (or which may be claimed against such Bank, such LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Bank to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Company may have against any Defaulting Bank) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Company shall not be required to indemnify any Bank, any LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC, as determined in a final, non-appealable judgment of a court of competent jurisdiction or (y) any LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 3.9 is intended to limit the obligations of the Company under any other provision of this Agreement.

3.10          Banks’ Indemnification. Each Bank shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer (in such LC Issuer’s capacity as an LC Issuer), its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction or such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Article III or any action taken or omitted by such indemnitees hereunder (in such LC Issuer’s capacity as an LC Issuer).

3.11         Rights as a Bank. In its capacity as a Bank, each LC Issuer shall have the same rights and obligations as any other Bank.

3.12         LC Issuer Agreements. Unless otherwise requested by the Agent, each LC Issuer shall report in writing to the Agent (i) promptly following the end of each calendar month, the aggregate amount of Facility LCs issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such LC Issuer expects to issue, amend, renew or extend any Facility LC, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Facility LC to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such LC Issuer makes any payment under any Facility LC, the date of such payment under such Facility LC and the amount of such payment, (iv) on any Business Day on which the Company fails to reimburse any payment under any Facility LC required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Agent shall reasonably request.

ARTICLE IV
CHANGE IN CIRCUMSTANCES

4.1	Yield Protection.

(a)	If any Change in Law,

(i)            subjects the Agent, any Bank, any LC Issuer or any applicable Lending Installation to any tax, duty, charge, withholding levy, imposts, deduction, assessment or fee on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Taxes,

(B) Excluded Taxes, and (C) Other Taxes), or

(ii)            imposes or increases or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by any Bank, any LC Issuer or any applicable Lending Installation (including any applicable reserve costs imposed by an applicable Governmental Authority), or

(iii)           imposes any other condition the result of which is to increase the cost to any Bank, any LC Issuer or any applicable Lending Installation of making, continuing, converting into, funding or maintaining Credit Extensions (including any participations in Facility LCs), or reduces any amount receivable by any Bank, any LC Issuer or any applicable Lending Installation in connection with Credit Extensions (including any participations in Facility LCs) or requires any Bank, any LC Issuer or any applicable Lending Installation to make any payment calculated by reference to its Outstanding Credit Exposure or interest received by it, by an amount deemed material by such Bank or such LC Issuer, or

(iv)            affects the amount of capital or liquidity required or expected to be maintained by any Bank, any LC Issuer or any applicable Lending Installation or any corporation controlling any Bank or any LC Issuer and such Bank or such LC Issuer, as applicable, determines the amount of capital or liquidity required is increased by or based upon the existence of this Agreement or its obligation to make Credit Extensions (including any participations in Facility LCs) hereunder or of commitments of this type, then, upon presentation by the Agent, such Bank or such LC Issuer to the Company of a certificate (as referred to in the immediately succeeding sentence of this Section 4.1) setting forth the basis for such determination and the additional amounts reasonably determined by the Agent, such Bank or such LC Issuer for the period of up to ninety (90) days prior to the date on which such certificate is delivered to the Company and the Agent, to be sufficient to compensate the Agent, such Bank or such LC Issuer, as applicable, in light of such circumstances, the Company shall within thirty (30) days of such delivery of such certificate pay to the Agent for its own account or for the account of the Agent, such Bank or such LC Issuer, as applicable, the specified amounts set forth on such certificate. The Agent, affected Bank or LC Issuer, as applicable, shall deliver to the Company and the Agent a certificate setting forth the basis of the claim and specifying in reasonable detail the calculation of such increased expense, which certificate shall be prima facie evidence as to such increase and such amounts. The Agent, an affected Bank or LC Issuer, as applicable, may deliver more than one certificate to the Company during the term of this Agreement. In making the determinations contemplated by the above-referenced certificate, the Agent, any Bank and any LC Issuer may make such reasonable estimates, assumptions, allocations and the like that the Agent, such Bank or such LC Issuer, as applicable, in good faith determines to be appropriate, and the Agent’s, such Bank’s or such LC Issuer’s selection thereof in accordance with this Section 4.1 shall be conclusive and binding on the Company, absent manifest error.

(b)            No Bank or LC Issuer shall be entitled to demand compensation or be compensated hereunder to the extent that such compensation relates to any period of time more than ninety (90) days prior to the date upon which such Bank or such LC Issuer, as applicable, first notified the Company of the occurrence of the event entitling such Bank or such LC Issuer, as applicable, to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Company).

4.2	Replacement of Banks.

(a)            If any Bank shall make a demand for payment under Section 4.1, then within thirty (30) days after such demand, the Company may, with the approval of the Agent and each LC Issuer which has issued a Facility LC which is then outstanding or in respect of which there is any unreimbursed Reimbursement Obligation (which approvals shall not be unreasonably withheld) and provided that no Default or Event of Default shall then have occurred and be continuing, demand, at the Company’s sole cost and expense, that such Bank assign to one or more financial institutions designated by the Company and approved by the Agent all (but not less than all) of such Bank’s Commitment and Outstanding Credit Exposure within the period ending on the later of such 30th day and the last day of the longest of the then current Interest Periods or maturity dates for such Outstanding Credit Exposure. Any such assignment shall be consummated on terms satisfactory to the assigning Bank; provided that such Bank’s consent to such assignment shall not be unreasonably withheld.

(b)            If the Company shall elect to replace a Bank pursuant to clause (a) above, the Company shall prepay the Outstanding Credit Exposure of such Bank, and the financial institution or institutions selected by the Company shall replace such Bank as a Bank hereunder pursuant to an instrument satisfactory to the Company, the Agent and the Bank being replaced by making Credit Extensions to the Company in the amount of the Outstanding Credit Exposure of such assigning Bank and assuming all the same rights and responsibilities hereunder as such assigning Bank and having the same Commitment as such assigning Bank.

(c)            If any Bank becomes a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment); provided that (i) to the extent required pursuant to Section 12.1(c), the Company shall have received the necessary consents from the Agent and the LC Issuer, if any, and (ii) such Bank shall have received payment of an amount equal to its Outstanding Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Outstanding Credit Exposure and accrued interest and fees) or the Company (in the case of all other amounts).

(d)            A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(e)            Notwithstanding anything to the contrary in this Section 4.2, each party hereto agrees that (i) an assignment required pursuant to this Section 4.2 may be effected pursuant to an Assignment Agreement executed by the Company, the Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an Approved Electronic Platform as to which the Agent and such parties are participants), and (ii) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank; provided that any such documents shall be without recourse to or warranty by the parties thereto.

4.3	Alternate Rate of Interest.

(a)	Subject to clauses (b), (c), (d), (e) and (f) of this Section 4.3, if:

(i)            the Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)            the Agent is advised by the Majority Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their Loans included in such Advance for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Banks of making or maintaining their Loans included in such Advance;

then the Agent shall give notice thereof to the Company and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.9 or a new Borrowing Notice in accordance with the terms of Section 2.8, (1) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be a Conversion/Continuation Notice or a Borrowing Notice, as applicable, for (x) an RFR Advance so long as Daily Simple SOFR is not also the subject of Section 4.3(a)(i) or (ii) above or (y) a Floating Rate Advance if Daily Simple SOFR also is the subject of Section 4.3(a)(i) or (ii) above and (2) any Borrowing Notice that requests an RFR Advance shall instead be deemed to be a Borrowing Notice, as applicable, for a Floating Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then all other Types of Advances shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Agent referred to in this Section 4.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Agent notifies the Company and the Banks that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Company delivers a new Conversion/Continuation Request in accordance with the terms of Section 2.9 or a new Borrowing Notice in accordance with the terms of Section 2.8, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Agent to, and shall constitute, (x) an RFR Advance so long as Daily Simple SOFR is not also the subject of Section 4.3(a)(i) or (ii) above or (y) a Floating Rate Loan if Daily Simple SOFR also is the subject of Section 4.3(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Agent to, and shall constitute a Floating Rate Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any relevant adjustments) for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks.

(c)            Notwithstanding anything to the contrary herein or in any other Credit Document, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)            The Agent will promptly notify the Company and the Banks of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 4.3.

(e)            Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Advance or RFR Advance of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request for a Term Benchmark Advance into a request for an Advance of or conversion to (A) an RFR Advance so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Floating Rate Advance if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.3, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Agent to, and shall constitute, (x) an RFR Advance so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Floating Rate Loan if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Agent to, and shall constitute a Floating Rate Loan.

4.4	Funding Indemnification.

(a)            If any payment or conversion of a Term Benchmark Loan occurs on a date which is not the last day of an applicable Interest Period, whether because of prepayment or otherwise (including as a result of acceleration), or a Term Benchmark Loan is not made on the date specified by the Company for any reason other than default by the Banks or a Term Benchmark Loan is assigned on a date which is not the last day of an applicable Interest Period as a result of a request by the Company under Section 4.2, the Company will indemnify each Bank for any loss or cost (but not lost profits) incurred by it resulting therefrom.

(b)            If any payment or conversion of an RFR Loan occurs on a date which is not the specified date for payment of interest on such Loan, whether because of prepayment or otherwise (including as a result of acceleration), or an RFR Loan is not made on the date specified by the Company for any reason other than default by the Banks or an RFR Loan is assigned on a date which is not the specified date for payment of interest on such Loan as a result of a request by the Company under Section 4.2, the Company will indemnify each Bank for any loss or cost (but not lost profits) incurred by it resulting therefrom.

4.5	Taxes.

(a)            All payments by the Company to or for the account of any Bank, any LC Issuer or the Agent hereunder or under any Bond or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes unless such deduction is required by law. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank, any LC Issuer or the Agent, (i) the sum payable shall be increased by the amount of such Taxes required to be withheld as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Bank, such LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)            In addition, the Company hereby agrees to pay any present or future stamp, court, documentary, intangible, recording, or filing taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Bond or Facility LC Application or from the execution, delivery, performance, or enforcement of, or otherwise with respect to, this Agreement or any Bond or Facility LC Application (“Other Taxes”).

(c)            The Company hereby agrees to indemnify the Agent, each LC Issuer and each Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) payable or paid by the Agent, such LC Issuer or such Bank or required to be withheld or deducted from a payment to the Agent, such LC Issuer or such Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent, such LC Issuer or such Bank makes demand therefor pursuant to Section 4.6.

(d)            Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten (10) Business Days after the Closing Date, or, if later, not more than ten (10) Business Days after becoming a Bank hereunder, (i) deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, or any other form or documentation prescribed by applicable law, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)            For any period during which a Non-U.S. Bank has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Company shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

(f)            Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Bond pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)            If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation shall not be required if in a Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(h)            Each Bank and each LC Issuer shall severally indemnify the Agent for any taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing authority (but, in the case of any Taxes and Other Taxes, only to the extent that the Company has not already indemnified the Agent for such Taxes and Other Taxes and without limiting the obligation of the Company to do so) attributable to such Bank or LC Issuer that are paid or payable by the Agent in connection with this Agreement, any Bond or any Facility LC and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant taxing authority. The indemnity under this Section 4.5(h) shall be paid within ten (10) days after the Agent delivers to the applicable Bank or LC Issuer a certificate stating the amount so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each party’s obligations under this Section 4.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank or LC Issuer, the payment of the Obligations and termination of this Agreement.

(i)            For purposes of determining withholding taxes imposed under the FATCA, from and after the Closing Date, the Company and the Agent shall treat (and the Banks hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.6            Bank Certificates, Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Installation with respect to Term Benchmark Loans to reduce any liability of the Company to such Bank under Section 4.1 or to avoid the unavailability of Term Benchmark Loans under Section 4.3, so long as such designation is not disadvantageous to such Bank. A certificate of such Bank as to the amount due under Section 4.1, 4.4 or 4.5 shall be final, conclusive and binding on the Company in the absence of manifest error. Unless otherwise provided herein, the amount specified in any certificate shall be payable on demand after receipt by the Company of such certificate. The obligations of the Company under Sections 4.1, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement; provided that no Bank shall be entitled to compensation to the extent that such compensation relates to any period of time more than ninety (90) days after the termination of this Agreement.

4.7	Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)            Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.5(a);

(b)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 9.2 or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 12.10 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to the applicable LC Issuer hereunder; third, to cash collateralize any portion of such Defaulting Bank’s Pro Rata Share of the LC Obligations in accordance with this Section; fourth, unless a Default or Event of Default exists, as the Company may request to fund any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future portion of such Defaulting Bank’s Pro Rata Share of LC Obligations with respect to future Facility LCs issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Banks or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Bank or any LC Issuer against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Credit Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement or under any other Credit Document; and eighth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or disbursements of Facility LCs in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and disbursements of Facility LCs owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or disbursements of Facility LCs owed to, such Defaulting Bank until such time as all Loans and funded and unfunded participations in the Company’s obligations corresponding to such Defaulting Bank’s Pro Rata Share of LC Obligations are held by the Banks pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto;

(c)            the Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided, that, except as otherwise provided in Section 10.1, this clause (c) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank directly affected thereby;

(d)	if any LC Obligations exist at the time a Bank becomes a Defaulting Bank then:

(i)            so long as no Default or Event of Default shall be continuing immediately before or after giving effect to such reallocation, all or any part of such LC Obligation shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro Rata Share but only to the extent that (x) the sum of all non-Defaulting Banks’ Outstanding Credit Exposure does not exceed the total of all non-Defaulting Banks’ Commitments, (y) no Bank’s Outstanding Credit Exposure shall exceed its Commitment and (z) the conditions set forth in Section 11.2 are satisfied at such time;

(ii)           if the reallocation described in subclause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Agent, cash collateralize for the benefit of the relevant LC Issuer such Defaulting Bank’s Pro Rata Share of the LC Obligations (after giving effect to any partial reallocation pursuant to subclause (i) above) in accordance with the procedures set forth in Section 9.2 for so long as such LC Obligation is outstanding;

(iii)          if the Company cash collateralizes any portion of such Defaulting Bank’s Pro Rata Share of the LC Obligations pursuant this clause (d), the Company shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.4 with respect to such Defaulting Bank’s Pro Rata Share of the LC Obligations during the period such Defaulting Bank’s Pro Rata Share of the LC Obligations is cash collateralized;

(iv)          if the non-Defaulting Banks’ Pro Rata Share of the LC Obligations is reallocated pursuant to this clause (d), then the fees payable to the Banks pursuant to Section 2.5(a) and Section 3.4 shall be adjusted in accordance with such non-Defaulting Banks’ Pro Rata Shares; or

(v)           if any Defaulting Bank’s Pro Rata Share of the LC Obligations is neither reallocated nor cash collateralized pursuant to this clause (d), then, without prejudice to any rights or remedies of any LC Issuer or any Bank hereunder, all fees that otherwise would have been payable to such Defaulting Bank (solely with respect to the portion of such Defaulting Bank’s Commitment that was utilized by such LC Obligations) and LC Fees payable under Section 3.4 with respect to such Defaulting Bank’s Pro Rata Share of the LC Obligations shall be payable to the applicable LC Issuer until such Defaulting Bank’s Pro Rata Share of the LC Obligation is cash collateralized and/or reallocated; and

(e)            so long as any Bank is a Defaulting Bank, no LC Issuer shall be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Company in accordance with clause (d) above, and participating interests in any such newly issued or Modified Facility LC shall be allocated among non-Defaulting Banks in a manner consistent with clause(d)(i) above (and Defaulting Banks shall not participate therein).

(f)            If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) any LC Issuer has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, such LC Issuer shall not be required to issue, amend or increase any Facility LC, unless such LC Issuer, as the case may be, shall have entered into arrangements with the Company or such Bank, satisfactory to such LC Issuer, as the case may be, to defease any risk to it in respect of such Bank hereunder.

(g)            In the event that the Agent, the Company, and each LC Issuer each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Banks’ Pro Rata Shares of the LC Obligations shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share of the Aggregate Commitment; provided, that if the Company cash collateralized any portion of such Defaulting Bank’s Pro Rata Share of the LC Obligations pursuant to Section 4.7(d), such cash shall be returned to the Company.

(h)            Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from such party having become a Defaulting Bank, including any claim of a non-Defaulting Bank as a result of such non-Defaulting Bank’s increased exposure following such reallocation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants that:

5.1            Incorporation and Good Standing. Each of the Company and its Material Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2            Corporate Power and Authority: No Conflicts. The execution, delivery and performance by the Company of the Credit Documents are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) violate the Company’s articles of incorporation, bylaws or any applicable law, or (ii) breach or result in an event of default under any indenture or material agreement, and do not result in or require the creation of any Lien upon or with respect to any of its properties (except the Lien of the Indenture securing the Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein).

5.3            Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured long-term debt granted by the Federal Energy Regulatory Commission, which authorization has been obtained and is in full force and effect.

5.4            Legally Enforceable Agreements. Each Credit Document has been duly executed and delivered by each party thereto, and each Credit Document when executed and delivered constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.5            Financial Statements. (a) The audited balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2024 and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (copies of which have been furnished to each Bank), fairly present the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of operations of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP.

(b)            The unaudited balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2025 and the related statements of income and cash flows of the Company and its Consolidated Subsidiaries for the nine-month period then ended, as set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (copies of which have been furnished to each Bank), fairly present (subject to year-end audit adjustments) the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of operations of the Company and its Consolidated Subsidiaries for the nine- month period ended on such date, all in accordance with GAAP.

(c)	Since December 31, 2024, there has been no Material Adverse Change.

5.6            Litigation. Except (i) to the extent described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, in each case as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports referred to in the foregoing clause (i) (all matters described in clauses (i) and (ii) above, the “Disclosed Matters”), there is no pending or threatened action, suit, investigation or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator, which, if adversely determined, might reasonably be expected to result in a Material Adverse Change. As of the Closing Date, (a) there is no litigation challenging the validity or the enforceability of any of the Credit Documents and (b) there have been no adverse developments with respect to the Disclosed Matters that have resulted, or could reasonably be expected to result, in a Material Adverse Change.

5.7            Margin Stock. The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Credit Extension will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

5.8            ERISA. No Plan Termination Event has occurred or is reasonably expected to occur with respect to any Plan. Neither the Company nor any ERISA Affiliate is an employer under or has any liability with respect to a Multiemployer Plan. None of the Company and its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated hereby, including the making of any Loan and the issuance of any Facility LCs hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

5.9	Insurance. All insurance required by Section 6.2 is in full force and effect.

5.10         Taxes. The Company and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Company or any of its Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves for payment thereof in accordance with GAAP.

5.11         Investment Company Act. The Company is not an investment company (within the meaning of the Investment Company Act of 1940, as amended).

5.12         Bonds. The issuance to the Agent of Bonds pursuant to the terms of this Agreement as evidence of the Obligations (i) does not violate any provision of the Indenture or any other agreement or instrument, or any law or regulation, or judicial or regulatory order, judgment or decree, to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound and (ii) does provide the Banks, as beneficial holders of the Bonds through the Agent, the benefit of the Lien of the Indenture equally and ratably with the holders of other First Mortgage Bonds.

5.13	Disclosure.

(a)            The Company has not withheld any fact from the Agent or the Banks in regard to the occurrence of a Material Adverse Change; and all financial information delivered by the Company to the Agent and the Banks on and after the date of this Agreement is true and correct in all material respects as of the dates and for the periods indicated therein.

(b)            As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date, if required, to any Bank in connection with this Agreement is true and correct in all respects.

5.14          Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies, procedures and/or practices designed to ensure, in its reasonable judgment, compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.15          Delivery of Documents. Prior to the Closing Date, the Company delivered, or caused to be delivered, true, accurate and complete copies of the Bonds, the Supplemental Indentures and the Bond Delivery Agreements, each as in effect as of the Closing Date. On or prior to any Increase Date, the Company delivered, or caused to be delivered, true, accurate and complete copies of the Bonds, the Supplemental Indentures and the Bond Delivery Agreements, each as in effect as of such Increase Date.

5.16          Affected Financial Institution. The Company is not an Affected Financial Institution.

5.17          Outbound Investment Rules. Neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that would cause the Agent or any Bank to be in violation of the Outbound Investment Rules or cause the Agent or any Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement:

6.1            Payment of Taxes, Etc. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures or (ii) the non-payment of which will not result in a Material Adverse Change.

6.2            Maintenance of Insurance. The Company shall, and shall cause each of its Material Subsidiaries to, maintain insurance in such amounts and covering such risks with respect to its business and properties as is usually carried by companies engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves or one or more insurance funds, either alone or with other corporations or associations.

6.3            Preservation of Corporate Existence, Etc. Except as provided in Section 7.3, the Company shall, and shall cause each of its Material Subsidiaries to, (a) preserve and maintain its corporate existence, rights and franchises, and (b) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided that the Company shall not be required to preserve any such right or franchise under clause (a) above or to remain so qualified under clause (b) above unless the failure to do so would reasonably be expected to result in a Material Adverse Change.

6.4            Compliance with Laws, Etc. The Company shall, and shall cause each of its Consolidated Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, the non-compliance of which would reasonably be expected to result in a Material Adverse Change. The Company will maintain in effect and enforce policies, procedures and/or practices designed to ensure, in its reasonable judgment, compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5            Visitation Rights. The Company shall, and shall cause each of its Material Subsidiaries to, at any reasonable time and from time to time, permit the Agent, any of the Banks or any agents or representatives thereof to examine and make copies of and abstracts from its records and books of account, visit its properties and discuss its affairs, finances and accounts with any of its officers.

6.6            Keeping of Books. The Company shall, and shall cause each of its Consolidated Subsidiaries to, keep adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit the Company and its Consolidated Subsidiaries to present financial statements in accordance with GAAP.

6.7            Reporting Requirements. The Company shall furnish to the Agent, with sufficient copies for each of the Banks (and the Agent shall thereafter promptly make available to the Banks):

(a)            as soon as practicable and in any event within five (5) Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Designated Officer as to the nature thereof, and as soon as practicable and in any event within five (5) Business Days thereafter, a statement of a Designated Officer as to the action which the Company has taken, is taking or proposes to take with respect thereto;

(b)            as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as of the end of and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, or statements providing substantially similar information (which requirement shall be deemed satisfied by the delivery of the Company’s quarterly report on Form 10-Q for such quarter), all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Designated Officer as having been prepared in accordance with GAAP, together with (i) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto, and (ii) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto, setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal quarter or year, as the case may be, of the Company;

(c)            as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the Company’s Annual Report on Form 10-K (or any successor form) for such year, including therein the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such year and the consolidated statements of income, cash flows and common stockholder’s equity of the Company and its Consolidated Subsidiaries as of the end of and for such year, or statements providing substantially similar information, in each case (i) certified by independent public accountants of recognized national standing selected by the Company and not objected to by the Majority Banks (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) together with (a) a certificate of a Designated Officer stating that such officer has no knowledge (having made due inquiry with respect thereto) that a Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the actions which the Company has taken, is taking or proposes to take with respect thereto and (b) a certificate of a Designated Officer, in substantially the form of Exhibit B hereto (the “Compliance Certificate”), setting forth the Company’s computation of the financial ratio specified in Article VIII as of the end of the immediately preceding fiscal year of the Company;

(d)            promptly after the sending or filing thereof, notice of all proxy statements which the Company sends to its stockholders, copies of all regular, periodic and special reports (other than those which relate solely to employee benefit plans) which the Company files with the SEC and notice of the sending or filing of (and, upon the request of the Agent or any Bank, a copy of) any final prospectus filed with the SEC;

(e)            as soon as possible and in any event (i) within thirty (30) days after the Company or any ERISA Affiliate knows or has reason to know that any Plan Termination Event described in clause (a) of the definition of Plan Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after the Company or any ERISA Affiliate knows or has reason to know that any other Plan Termination Event with respect to any Plan has occurred and could reasonably be expected to result in a material liability to the Company, a statement of the Chief Financial Officer of the Company describing such Plan Termination Event and the action, if any, which the Company or such ERISA Affiliate, as the case may be, proposes to take with respect thereto;

(f)             promptly, and in any event within five (5) Business Days, after becoming aware thereof, notice of any upgrading or downgrading of the rating of the Secured Debt (or, if applicable, the Unsecured Debt) by Moody’s or S&P;

(g)            as soon as possible and in any event within five (5) Business Days after the occurrence of any default under any agreement to which the Company or any of its Subsidiaries is a party, which default would reasonably be expected to result in a Material Adverse Change, and which is continuing on the date of such certificate, a certificate of the president or chief financial officer of the Company setting forth the details of such default and the action which the Company or any such Subsidiary proposes to take with respect thereto;

(h)            promptly after requested, (x) such other information respecting the business, properties or financial condition of the Company as the Agent or any Bank through the Agent may from time to time reasonably request in writing and (y) information and documentation reasonably requested by the Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation; and

(i)             promptly after becoming aware thereof, notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Documents required to be delivered pursuant to Section 6.7(d) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether made available by the Agent); provided that: (A) upon written request by the Agent (or any Bank through the Agent) to the Company, the Company shall deliver paper copies of such documents to the Agent or such Bank until a written request to cease delivering paper copies is given by the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e. soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

6.8	Use of Proceeds.

(a)            The Company will use the proceeds of the Credit Extensions for general corporate purposes and working capital. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any “margin stock” (as defined in Regulation U).

(b)            The Company will not request any Credit Extension, and the Company shall not directly or knowingly indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or knowingly indirectly use, the proceeds of any Credit Extension (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, the Company’s and its Subsidiaries’ provision of utility services in the ordinary course of business in accordance with applicable law, including Anti-Corruption Laws and applicable Sanctions, shall not constitute a violation of this Section.

6.9            Maintenance of Properties, Etc. The Company shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects all of its respective owned and leased Property in good and safe condition and repair to the same degree as other companies engaged in similar businesses and owning similar properties, and not permit, commit or suffer any waste or abandonment of any such Property, and from time to time make or cause to be made all material repairs, renewals and replacements thereof, including any capital improvements which may be required; provided that such Property may be altered or renovated in the ordinary course of the Company’s or its Subsidiaries’ business; and provided, further, that the foregoing shall not restrict the sale of any asset of the Company or any Subsidiary to the extent not prohibited by Section 7.2.

6.10         Bonds. The Company shall, until the date on which the Commitments and Facility LCs have terminated and all Obligations have been paid in full, cause the face amount of all Bonds to at all times be equal to or greater than the greater of (a) the Aggregate Commitment and (b) the Aggregate Outstanding Credit Exposure.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement:

7.1            Liens. The Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a)            Liens created pursuant to the Indenture securing the First Mortgage Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein;

(b)            Liens securing pollution control bonds, or bonds issued to refund or refinance pollution control bonds (including Liens securing obligations (contingent or otherwise) of the Company under letter of credit agreements or other reimbursement or similar credit enhancement agreements with respect to pollution control bonds); provided that the aggregate face amount of any such bonds so issued shall not exceed the aggregate face amount of such pollution control bonds, as the case may be, so refunded or refinanced;

(c)            Liens in (and only in) assets acquired to secure Debt incurred to finance the acquisition of such assets;

(d)           statutory and common law banker’s Liens on bank deposits;

(e)            Liens in respect of accounts receivable sold, transferred or assigned by the Company;

(f)            Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)            Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(h)            Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(i)             judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered (subject to a customary deductible) by insurance;

(j)             zoning restrictions, easements, licenses, covenants, reservations, utility company rights, restrictions on the use of real property or minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company or any Subsidiary or materially impair the operation of its business;

(k)            Liens arising in connection with the financing of the Company’s fuel resources, including nuclear fuel;

(l)            Liens arising pursuant to M.C.L. 324.20138; provided that the aggregate amount of all obligations secured by such Liens (excluding any such Liens of which the Company has no knowledge or which are permitted by clause (f) above) shall not exceed $20,000,000;

(m)           Liens arising in connection with Securitized Bonds;

(n)            Liens on natural gas, oil and mineral, or on stock in trade, material or supplies manufactured or acquired for the purpose of sale and or resale in the usual course of business or consumable in the operation of any of the properties of the Company; provided that such Liens secure obligations not exceeding $500,000,000 in aggregate principal amount; and

(o)           other Liens securing obligations in an aggregate amount not in excess of $500,000,000.

In addition, the Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on the Equity Interests of any Material Subsidiary other than Liens permitted to exist under clauses (f), (g), (h) or (i) above.

7.2            Sale of Assets. The Company will not, and will not permit any Material Subsidiary to, sell, lease, assign, transfer or otherwise dispose of 25% or more of the Company’s assets calculated with reference to total assets as reflected on the Company’s consolidated balance sheet as of December 31, 2024, during the term of this Agreement.

7.3            Mergers, Etc. The Company will not, and will not permit any Material Subsidiary to, merge with or into or consolidate with or into any other Person, except that the Company or any Material Subsidiary may merge with any other Person; provided that, in each case, immediately after giving effect thereto, (a) no event shall occur and be continuing which constitutes a Default or Event of Default, (b) if the Company is party thereto, the Company is the surviving corporation, or, if the Company is not party thereto, a Material Subsidiary is the surviving corporation, (c) neither the Company nor any Material Subsidiary shall be liable with respect to any Debt or allow its Property to be subject to any Lien which it could not become liable with respect to or allow its Property to become subject to under this Agreement on the date of such transaction and (d) the Company’s Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger.

7.4            Compliance with ERISA. The Company will not, and will not permit any ERISA Affiliate to, permit to exist any occurrence of any Reportable Event, or any other event or condition which presents a material (in the reasonable opinion of the Majority Banks) risk of a termination by the PBGC of any Plan, which termination will result in any material (in the reasonable opinion of the Majority Banks) liability of the Company or such ERISA Affiliate to the PBGC.

7.5            Organizational Documents. The Company will not, and will not permit any Consolidated Subsidiary to, amend, modify or otherwise change any of the terms or provisions in any of their respective certificate of incorporation and by-laws (or comparable constitutive documents) as in effect on the Closing Date to the extent that such change is reasonably expected to result in a Material Adverse Change.

7.6            Change in Nature of Business. The Company will not, and will not permit any Material Subsidiary to, make any material change in the nature of its business as carried on as of the Closing Date.

7.7            Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction with any of its Affiliates (other than the Company or any Subsidiary) unless such transaction is on terms no less favorable to the Company or such Subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate; provided that the foregoing shall not prohibit (a) the payment by the Company or any Subsidiary of dividends or other distributions on, or redemptions of, its capital stock, (b) the purchase, acquisition or retirement by the Company or any Subsidiary of the Company’s capital stock or (c) intercompany loans and advances not otherwise prohibited by this Agreement.

7.8            Outbound Investment Rules. The Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Company were a U.S. Person or (iii) any other activity that would cause the Agent or any Bank to be in violation of the Outbound Investment Rules or cause the Agent or any Bank to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

FINANCIAL COVENANT

So long as any of the Obligations shall remain unpaid, any Facility LC shall remain outstanding or any Bank shall have any Commitment under this Agreement, the Company shall at all times maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.

ARTICLE IX

EVENTS OF DEFAULT

9.1            Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)            the Company shall fail to pay (i) any principal of any Advance when due and payable, or (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) any interest on any Advance or any fee or other Obligation payable hereunder within five (5) Business Days after such interest or fee or other Obligation becomes due and payable;

(b)            any representation or warranty made by or on behalf of the Company in this Agreement or any other Credit Document or in any certificate, document, report, financial or other written statement furnished at any time pursuant to any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c)            (i) the Company or any of its Subsidiaries shall fail to perform or observe any term, covenant or agreement contained in Section 6.3(a) (solely with respect to the Company), Section 6.7(a), Section 6.10, Article VII or Article VIII; or (ii) the Company or any of its Subsidiaries shall fail to comply with Section 6.8(b) and such failure under this clause (ii) shall continue for five (5) Business Days after the occurrence of such breach; or (iii) the Company shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in this Agreement or in any other Credit Document and such failure under this clause (iii) shall continue for thirty (30) consecutive days after the earlier of (x) a Designated Officer obtaining knowledge of such breach and (y) written notice thereof by means of facsimile, regular mail or written notice delivered in person (or telephonic notice thereof confirmed in writing) having been given to the Company by the Agent or the Majority Banks;

(d)            the Company or any Material Subsidiary shall: (i) fail to pay any Debt (other than the payment obligations described in clause (a) above) in excess of $100,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the instrument or agreement relating to such Debt; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Debt, unless the obligee under or holder of such Debt shall have waived in writing such circumstance, or such circumstance has been cured, so that such circumstance is no longer continuing; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), in each case in accordance with the terms of such agreement or instrument, prior to the stated maturity thereof; or (iv) generally not, or shall admit in writing its inability to, pay its debts as such debts become due;

(e)            the Company or any Material Subsidiary: (i) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iii) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of sixty (60) consecutive days or more; or (iv) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (v) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or (vi) shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f)            one or more judgments, decrees or orders for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of more than thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)           any material provision of any Credit Document, after execution hereof or delivery thereof under Article XI, shall for any reason other than the express terms hereof or thereof cease to be valid and binding on any party thereto; or the Company shall so assert in writing;

(h)            any Plan Termination Event with respect to a Plan shall have occurred, and thirty (30) days after notice thereof shall have been given to the Company by the Agent, (i) such Plan Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of the assets accumulated in such Plan by more than the amount of $75,000,000 (or in the case of a Plan Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(A)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(i)            (i) any Bond shall cease to be in full force and effect (other than in connection with the replacement thereof pursuant to any increase of the Commitments in accordance with Section 2.16) or (ii) the Company shall deny that it has any liability or obligation under any Bond or purport to revoke, terminate, rescind or redeem any Bond (other than (x) in accordance with the terms of the Bonds and the Indenture and (y) in connection with the replacement thereof pursuant to any increase of the Commitments in accordance with Section 2.16); or

(j)             a Change in Control shall occur.

9.2	Remedies.

(a)            If any Event of Default shall occur and be continuing, the Agent shall upon the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) declare the Commitments and the obligations and powers of the LC Issuers to issue Facility LCs to be terminated or suspended, whereupon the same shall forthwith terminate, and/or (ii) declare the Obligations to be forthwith due and payable, whereupon the Aggregate Outstanding Credit Exposure and all other Obligations shall become and be forthwith due and payable, and/or (iii) in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount (as defined below), which funds shall be deposited in the Facility LC Collateral Account, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided that in the case of an Event of Default referred to in Section 9.1(e), the Commitments shall automatically terminate, the obligations and powers of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall automatically become due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, and the Company will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).

(b)            If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)            The Agent may, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Company to the Banks or the LC Issuers under the Credit Documents. The Company hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Banks and the LC Issuers, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase Bank, N.A. having a maturity not exceeding thirty (30) days.

(d)            At any time while any Event of Default is continuing, neither the Company nor any Person claiming on behalf of or through the Company shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full, all Facility LCs have expired or been terminated and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

9.3            Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Company or the Majority Banks:

(a)            all payments received on account of the Obligations shall, subject to Section 4.7, be applied by the Agent as follows:

(i)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Agent (including fees and disbursements and other charges of counsel to the Agent payable under Section 12.8 and amounts payable to the Agent in its capacity as such);

(ii)           second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Obligations, interest and Facility LC fees) payable to the Banks and the LC Issuers (including fees and disbursements and other charges of counsel to the Banks and the LC Issuers payable under Section 12.8) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          third, to payment of that portion of the Obligations constituting accrued and unpaid Facility LC fees and charges and interest on the Loans and unreimbursed LC Obligations, ratably among the Banks and the LC Issuers in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)         fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Obligations and (B) to cash collateralize that portion of LC Obligations comprising the undrawn amount of Facility LCs to the extent not otherwise cash collateralized by the Company pursuant to Section 2.7 or 4.7, ratably among the Banks and the LC Issuers in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Agent for the ratable account of the applicable LC Issuers to cash collateralize Obligations in respect of Facility LCs, (y) subject to Section 2.7 and 4.7, amounts used to cash collateralize the aggregate amount of Facility LCs pursuant to this clause (iv) shall be used to satisfy drawings under such Facility LCs as they occur and (z) upon the expiration of any Facility LC (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 9.3;

(v)          fifth, to the payment in full of all other Obligations, in each case ratably among the Agent, the Banks and the LC Issuers based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law; and

(b)            if any amount remains on deposit as cash collateral after all Facility LCs have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

WAIVERS, AMENDMENTS AND REMEDIES

10.1         Amendments. Subject to the provisions of this Article X and Section 4.3(b) and (c), the Majority Banks (or the Agent with the consent in writing of the Majority Banks) and the Company may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Credit Documents or changing in any manner the rights of the Banks or the Company hereunder or waiving any Event of Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Banks:

(a)            Extend the scheduled payment date (at maturity or otherwise) of any Loan or reduce the principal amount thereof, or extend the expiry date of any Facility LC to a date after the scheduled Termination Date, or reduce the rate or extend the time of payment of interest thereon or fees thereon or Reimbursement Obligations related thereto;

(b)            Modify the percentage specified in the definition of Majority Banks;

(c)            Extend the Termination Date or increase the amount of the Commitment of any Bank hereunder (other than pursuant to Section 2.16) or the commitment to issue Facility LCs, or permit the Company to assign its rights under this Agreement;

(d)            Amend Section 3.1, Section 4.7(b), Section 6.10, Section 9.3, this Section 10.1 or Section 12.11;

(e)            Make any change in an express right in this Agreement of a single Bank to give its consent, make a request or give a notice;

(f)            Authorize the Agent to vote in favor of the release of all or substantially all of the collateral securing the Bonds;

(g)            Release all or any substantial portion of the Bonds (other than in connection with the replacement thereof pursuant to any increase of the Commitments in accordance with Section 2.16);

(h)            Subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness; or

(i)             Amend any provisions hereunder relating to the pro rata treatment of the Banks.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer. Notwithstanding the foregoing, no amendment to Section 4.7 shall be effective unless the same shall be in writing and signed by the Agent, the LC Issuer, if applicable, and the Majority Banks. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Bank, except with respect to any amendment, waiver or other modification referred to in clause (a) or (c) above and then only in the event such Defaulting Bank shall be directly affected by such amendment, waiver or other modification.

If, in connection with any proposed amendment, waiver or consent requiring the consent of “all of the Banks”, the consent of the Majority Banks is obtained, but the consent of other necessary Banks is not obtained (any such Bank whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Bank”), then the Company may elect to replace a Non-Consenting Bank as a Bank party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which consents to such proposed amendment and which is reasonably satisfactory to the Company, LC Issuers and the Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Bank pursuant to an Assignment Agreement and to become a Bank for all purposes under this Agreement and to assume all obligations of the Non-Consenting Bank to be terminated as of such date and to comply with the requirements of Section 12.1, and (ii) the Company shall pay to such Non-Consenting Bank in same day funds on the day of such replacement (1) the outstanding principal amount of its Outstanding Credit Exposure and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Bank by the Company hereunder to and including the date of termination, including without limitation payments due to such Non- Consenting Bank under Sections 4.1 and 4.5, and (2) an amount, if any, equal to the payment which would have been due to such Bank on the day of such replacement under Section 4.4 had the Loans of such Non-Consenting Bank been prepaid on such date rather than sold to the replacement Bank.

If the Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.2          Preservation of Rights. No delay or omission of the Banks, the LC Issuers or the Agent to exercise any right under the Credit Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Event of Default or the inability of the Company to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Credit Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 10.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Credit Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuers and the Banks until the Obligations have been paid in full.

ARTICLE XI

CONDITIONS PRECEDENT

11.1         Effectiveness of this Agreement. This Agreement shall not become effective unless the Agent shall have received (or such delivery shall have been waived in accordance with Section 10.1):

(a)            (i) Counterparts of this Agreement executed by the Company, the LC Issuers and the Banks or (ii) written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            Copies of the Restated Articles of Incorporation of the Company, together with all amendments, certified by the Secretary or an Assistant Secretary of the Company, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c)            Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Bank) authorizing the execution, delivery and performance of the Credit Documents.

(d)            An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the original or facsimile signature of the officers of the Company authorized to sign the Credit Documents and the officers or other employees authorized to make borrowings hereunder, upon which certificate the Banks shall be entitled to rely until informed of any change in writing by the Company.

(e)            A certificate, signed by a Designated Officer of the Company, stating that on the Closing Date (i) no Default or Event of Default has occurred and is continuing and (ii) each representation or warranty contained in Article V is true and correct.

(f)            A favorable opinion of (i) Melissa M. Gleespen, Esq., Vice President, Chief Compliance Officer and Corporate Secretary of the Company, as to such matters as provided in Exhibit A and (ii) Sidley Austin LLP, counsel for the Agent, as to such matters as the Agent may reasonably request. Such opinions shall be addressed to the Agent, the LC Issuers and the Banks and shall be satisfactory in form and substance to the Agent.

(g)            Evidence, in form and substance satisfactory to the Agent, that the Company has obtained all governmental approvals, if any, necessary for it to enter into the Credit Documents.

(h)            Evidence satisfactory to it of the payment, prior to or simultaneously with the initial Loans hereunder, of all accrued and unpaid interest, fees and premiums, if any, on all loans and other extensions of credit outstanding under the Existing Credit Agreement (other than contingent indemnity obligations).

(i)             [RESERVED].

(j)            [RESERVED].

(k)            (i) Satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) satisfactory financial statement projections, as of January 2025, through and including the Company’s 2029 fiscal year, together with such information as the Agent and the Banks shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(l)            To the extent requested by any of the Banks, (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, such Bank shall have received a Beneficial Ownership Certification in relation to the Company.

(m)           All fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(n)            Such other documents as any Bank or its counsel may have reasonably requested.

11.2          Each Credit Extension. The Banks shall not be required to make any Credit Extension if on the applicable Borrowing Date, (i) any Default or Event of Default exists or would result from such Credit Extension, (ii) any representation or warranty contained in Article V is not true and correct as of such Borrowing Date, except with respect to any Borrowing Date occurring after the Closing Date, Section 5.5(c) and the first sentence of Section 5.6, (iii) after giving effect to such Credit Extension the Aggregate Outstanding Credit Exposure would exceed the face amount of all Bonds or (iv) all legal matters incident to the making of such Credit Extension are not satisfactory to the Banks and their counsel. Each Borrowing Notice and each request for issuance of a Facility LC shall constitute a representation and warranty by the Company that the conditions contained in clauses (i), (ii) and (iii) above will be satisfied on the relevant Borrowing Date. For the avoidance of doubt, the conversion or continuation of an Advance shall not be considered the making of a Credit Extension.

ARTICLE XII

GENERAL PROVISIONS

12.1         Successors and Assigns. (a) The terms and provisions of the Credit Documents shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations under the Credit Documents. Any Bank may sell participations in all or a portion of its rights and obligations under this Agreement pursuant to clause (b) below and any Bank may assign all or any part of its rights and obligations under this Agreement pursuant to clause (c) below.

(b)            Any Bank may sell participations to one or more banks or other entities (other than the Company and its Affiliates) (each a “Participant”), other than an Ineligible Institution, in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Outstanding Credit Exposure); provided that (i) such Bank’s obligations under this Agreement (including its Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of the Outstanding Credit Exposure of such Bank for all purposes of this Agreement and (iv) the Company shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Credit Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Banks pursuant to the terms of Section 10.1 or of any other Credit Document. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.10 in respect of its participating interest in amounts owing under the Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Credit Documents; provided that each Bank shall retain the right of setoff provided in Section 12.10 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.10, agrees to share with each Bank, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.11 as if each Participant were a Bank. The Company further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.3, 4.4 and 4.5 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 12.1(c); provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.3, 4.4 or 4.5 than the Bank that sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.5 to the same extent as if it were a Bank (it being understood that the documentation required under Section 4.5 shall be delivered to the participating Bank). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)            Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more financial institutions or other Persons (other than an Ineligible Institution) all or any part of its rights and obligations under this Agreement; provided that (i) (x) such Bank has received the prior written consent of each LC Issuer and (y) unless such assignment is to another Bank, an Affiliate of such assigning Bank, or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto, such Bank has received the prior written consent of the Agent and the Company (so long as no Event of Default exists), which consents of the Agent and the Company shall not be unreasonably withheld, conditioned or delayed, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof, and (ii) the minimum principal amount of any such assignment (other than assignments to a Federal Reserve Bank or central bank, to another Bank, to an Affiliate of such assigning Bank or any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto) shall be $5,000,000 (or such lesser amount consented to by the Agent and, so long as no Event of Default shall be continuing, the Company, which consents shall not be unreasonably withheld or delayed); provided that after giving effect to such assignment the assigning Bank shall have a Commitment of not less than $5,000,000 (unless otherwise consented to by the Agent and, so long as no Event of Default shall be continuing, the Company), unless such assignment constitutes an assignment of all of the assigning Bank’s Commitment, Loans and other rights and obligations hereunder to a single assignee. Notwithstanding the foregoing sentence, (x) any Bank may at any time, without the consent of the Company, any LC Issuer or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such assignment shall release the transferor Bank from its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto; and (y) no assignment by a Bank to any Affiliate of such Bank shall release such Bank from its obligations hereunder unless (I) the Agent and, so long as no Event of Default exists, the Company have approved such assignment or (II) the creditworthiness of such Affiliate (as determined in accordance with customary standards of the banking industry) is no less than that of the assigning Bank.

(d)            Any Bank may, in connection with any sale or participation or proposed sale or participation pursuant to this Section 12.1, disclose to the purchaser or participant or proposed purchaser or participant any information relating to the Company furnished to such Bank by or on behalf of the Company; provided that prior to any such disclosure of non-public information, the purchaser or participant or proposed purchaser or participant (which purchaser or participant is not an Affiliate of a Bank) shall agree to preserve the confidentiality of any confidential information (except any such disclosure as may be required by law or regulatory process) relating to the Company received by it from such Bank.

(e)            Assignments under this Section 12.1 shall be made pursuant to an agreement (an “Assignment Agreement”) substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto and shall not be effective until a $3,500 fee has been paid to the Agent by the assignee, which fee shall cover the cost of processing such assignment; provided that such fee shall not be incurred in the event of an assignment by any Bank of all or a portion of its rights under this Agreement to (i) a Federal Reserve Bank, (ii) a Bank or an Affiliate of the assigning Bank or (iii) any direct or indirect contractual counterparty in any swap agreement relating to the Loans to the extent required in connection with the settlement of such Bank’s obligations pursuant thereto. The Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Loans, Bonds, and Facility LCs owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Company, the Agent, the LC Issuers and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any LC Issuer, and any Bank at any reasonable time and from time to time upon reasonable prior notice.

12.2          Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

12.3          Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer or Bank shall be obligated to extend credit to the Company in violation of any limitation or prohibition provided by any applicable statute or regulation.

12.4          Taxes. Any taxes (excluding income taxes) payable or ruled payable by any Federal or State authority in respect of the execution of the Credit Documents shall be paid by the Company, together with interest and penalties, if any.

12.5          Choice of Law. THE CREDIT DOCUMENTS AND ALL MATTERS ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE COMPANY, THE AGENT, THE LC ISSUERS AND THE BANKS HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN ANY ACTION OR ARISING HEREUNDER OR UNDER ANY CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY).

12.6          Headings. Section headings in the Credit Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Credit Documents.

12.7          Entire Agreement. The Credit Documents embody the entire agreement and understanding between the Company, the LC Issuers, the Agent and the Banks and supersede all prior agreements and understandings between the Company, the LC Issuers, the Agent and the Banks relating to the subject matter thereof.

12.8         Expenses; Indemnification. The Company shall reimburse the Agent and each Arranger for (a) any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel for the Agent) paid or incurred by the Agent or such Arranger in connection with the preparation, review, execution, delivery, syndication, distribution (including via the internet), administration, amendment and modification of the Credit Documents and (b) any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees, time charges and expenses of counsel) paid or incurred by the Agent or such Arranger on its own behalf or on behalf of any LC Issuer or any Bank and, on or after the date upon which an Event of Default specified in Section 9.1(a) or 9.1(e) has occurred and is continuing, each Bank, in connection with the collection and enforcement of the Credit Documents. The Company further agrees to indemnify the Agent, each Arranger, each LC Issuer, each Bank and their successors and permitted assigns and their respective Affiliates, and the directors, officers, employees and agents of the foregoing (all of the foregoing, the “Indemnified Persons”), against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including all reasonable expenses of litigation or preparation therefor whether or not an Indemnified Person is a party thereto), regardless of whether such matter is initiated by a third party or by the Company or any of its Affiliates or equity holders, which any of them may pay or incur arising out of or relating to this Agreement, the other Credit Documents, the transactions contemplated hereby, the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Company or any Subsidiary or any Environmental Liability related in any way to the Company or any Subsidiary; provided that the Company shall not be liable to any Indemnified Person for any of the foregoing to the extent they are determined by a court of competent jurisdiction by final and non-appealable judgment to have arisen from the gross negligence or willful misconduct of such Indemnified Person. Without limiting the foregoing, the Company shall pay any civil penalty or fine assessed by OFAC against any Indemnified Person, and all reasonable costs and expenses (including reasonable fees and expenses of counsel to such Indemnified Person) incurred in connection with defense thereof, as a result of any breach or inaccuracy of the representation made in Section 5.14. The obligations of the Company under this Section shall survive the termination of this Agreement.

12.9          Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.

12.10        Setoff. In addition to, and without limitation of, any rights of the Banks under applicable law, if the Company becomes insolvent, however evidenced, or during the continuance of an Event of Default, any indebtedness from any Bank or any of its Affiliates to the Company (including all account balances, whether provisional or final and whether or not collected or available) may be, upon prior notice to the Agent, offset and applied toward the payment of the Obligations owing to such Bank or such Affiliate, whether or not the Obligations, or any part hereof, shall then be due; provided that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with Section 4.7(b) and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent, the LC Issuers and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing the reasonable detail the indebtedness owing to such Defaulting Bank as to which it exercised such right of setoff. The Company agrees that any purchaser or participant under Section 12.1 may, to the fullest extent permitted by law and in accordance with this Agreement, exercise all its rights of payment with respect to such purchase or participation as if it were the direct creditor of the Company in the amount of such purchase or participation.

12.11        Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Banks so that after such purchase each Bank will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.12        Nonliability. The relationship between the Company, on the one hand, and the Banks, the Arrangers, the LC Issuers and the Agent, on the other hand, shall be solely that of borrower and lender. None of the Agent, any Arranger, any LC Issuer or any Bank shall have any fiduciary responsibilities to the Company. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against each of the Agent, the Arrangers, each LC Issuer and each Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. None of the Agent, any Arranger, any LC Issuer or any Bank undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision or information supplied to the Company by the Banks is for the protection of the Banks and neither the Company nor any third party is entitled to rely thereon. The Company agrees that none of the Agent, any Arranger, any LC Issuer or any Bank shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Credit Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, any Arranger, any LC Issuer or any Bank, or any of their respective directors, officers, employees or agents, shall have any liability with respect to, and the Company hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Company in connection with, arising out of, or in any way related to the Credit Documents or the transactions contemplated thereby.

12.13       Other Agents. The Banks identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co- Syndication Agent” or a “Co-Documentation Agent” (the “Other Agents”) shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Other Agents shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Other Agents in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto. Nothing contained in this Agreement or otherwise shall be construed to impose any obligation or duty on any Other Agent, other than those applicable to all Banks as such.

12.14        USA Patriot Act. Each Bank hereby notifies the Company that pursuant to requirements of the USA Patriot Act, such Bank is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

12.15        Electronic Delivery.

(a)            The Company agrees that the Agent may, but shall not be obligated to, make any Communications available to the Banks and the LC Issuers by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks, each of the LC Issuers and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the LC Issuers and the Company hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY BANK, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)            “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Agent, any Bank or any LC Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(e)            Each Bank and each LC Issuer agrees that notice to it, as provided in the next sentence, specifying that Communications have been posted to the Approved Electronic Platform, shall constitute effective delivery of the Communications to such Bank for purposes of the Credit Documents. Each Bank and LC Issuer agrees (i) to notify the Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s or LC Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(f)             Each of the Banks, each of the LC Issuers and the Company agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Agent’s generally applicable document retention procedures and policies.

(g)            Nothing herein shall prejudice the right of the Agent, any Bank or any LC Issuer to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.16        Confidentiality. Each of the Agent, the LC Issuers and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body (including any self-regulatory authority such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative transaction or other transaction, under which payments are to be made by reference to the Company and its obligations under this Agreement or payments hereunder relating to the Company and its obligations, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any LC Issuer or any Bank or any of its Affiliates on a non-confidential basis from a source other than the Company, or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the written consent of the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company, its Subsidiaries or their business, other than any such information that is available to the Agent, any LC Issuer or any Bank on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH BANK ACKNOWLEDGES THAT INFORMATION (AS DEFINED ABOVE) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION (AS DEFINED ABOVE), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE COMPANY AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE PROVIDED TO THE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 12.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 12.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

12.17        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees that: (i) none of the Arrangers, the LC Issuers, the Agent or the Banks or their respective Affiliates are subject to any fiduciary or other implied duties, (ii) the Company agrees that the Arrangers, the LC Issuers, the Agent and the Banks are acting under this Agreement and the Credit Documents as independent contractors and that nothing in this Agreement or the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or other implied duty between the Arrangers, the Agent, the LC Issuers and the Banks, on one hand, and the Company and the Company’s respective equity holders or the Company and its respective affiliates, on the other hand, (iii) none of the Arrangers, the LC Issuers, the Agent or the Banks or their respective Affiliates are advising the Company or any of its Affiliates as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction, (iii) the Company has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Arrangers, the LC Issuers, the Agent or the Banks or their respective Affiliates have any responsibility or liability to the Company or any of its affiliates with respect thereto and (iv) each of the Arrangers, the LC Issuers, the Agent and the Banks and their respective Affiliates may have economic interests that conflict with those of the Company, its stockholders and/or its Affiliates.

12.18        Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.19        Maximum Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.

12.20        Acknowledgment Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XIII
THE AGENT

13.1          Appointment. JPMorgan Chase Bank, N.A. is hereby appointed Agent hereunder, and each of the Banks irrevocably authorizes the Agent to act as the contractual representative on behalf of such Bank. The Agent agrees to act as such upon the express conditions contained in this Article XIII. The Agent shall not have a fiduciary relationship in respect of any Bank by reason of this Agreement nor shall the have any implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Company.

13.2         Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Company or a Bank or any implied duties to the Banks or any obligation to the Banks to take any action hereunder (whether a Default or Event of Default has occurred and is continuing), except any action specifically provided by this Agreement to be taken by the Agent.

13.3          General Immunity. Neither the Agent nor any of its Related Parties shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

13.4          No Responsibility for Recitals, Etc. The Agent shall not be responsible to the Banks for any recitals, certificates, reports, statements, warranties or representations herein or in any Credit Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

13.5          Action on Instructions of Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Credit Document in accordance with written instructions signed by the Majority Banks (or all of the Banks if required by Section 10.1), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Credit Document unless it shall be requested in writing to do so by the Majority Banks. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

13.6          Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

13.7          Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

13.8          Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Agent (in the Agent’s capacity as Agent) ratably in accordance with their respective Pro Rata Shares (i) for any amounts not reimbursed by the Company for which the Agent (in the Agent’s capacity as Agent) is entitled to reimbursement by the Company under the Credit Documents, (ii) for any other expenses reasonably incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Credit Documents, and for which the Agent (in the Agent’s capacity as Agent) is not entitled to reimbursement by the Company under the Credit Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents, and for which the Agent is not entitled to reimbursement by the Company under the Credit Documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct as determined in a final, non- appealable judgment by a court of competent jurisdiction of the Agent.

13.9          Rights as a Bank. With respect to its Commitment and any Credit Extension made by it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include JPMorgan Chase Bank, N.A. in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company or any Subsidiary as if it were not the Agent.

13.10        Bank Credit Decision. (a) Each Bank and each LC Issuer acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as security (and each Bank and each LC Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law). Each Bank further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent or any other Bank and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)            Without limiting clause (a) above, each Bank acknowledges and agrees that neither such Bank nor any of its Affiliates, participants or assignees may rely on the Agent to carry out such Bank’s or other Person’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as amended or replaced, the “CIP Regulations”), or any other applicable law, rule, regulation or order of any governmental authority, including any program involving any of the following items relating to or in connection with the Company or any of its Subsidiaries or Affiliates or agents, the Credit Documents or the transactions contemplated hereby: (i) any identity verification procedure; (ii) any recordkeeping; (iii) any comparison with a government list; (iv) any customer notice or (v) any other procedure required under the CIP Regulations or such other law, rule, regulation or order.

(c)            Within ten (10) days after the date of this Agreement and at such other times as are required under the USA Patriot Act, each Bank and each assignee and participant that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent a certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying as to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations.

(d)            The Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Company) between the Company and its Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Company or its Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Credit Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent herein or in any other Credit Document, the Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank with any credit or other information concerning the Loans, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Agent or any of its Affiliates in any capacity, including any information obtained by the Agent in the course of communications among the Agent and the Company, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Banks, at the direction of the Company.

13.11       Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Banks, the LC Issuers and the Company. Upon any such resignation, the Majority Banks shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Banks and the LC Issuers, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 12.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

13.12       Additional ERISA Matters.

(a)            Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)            such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LCs or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)          (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

13.13       Erroneous Payments.

(a)           Each Bank and each LC Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Agent notifies such Bank or LC Issuer that the Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Bank or LC Issuer (any of the foregoing, a “Payment Recipient”) from the Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Payment as to which such a demand was made. A notice of the Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(b)           Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)           Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)           The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Company.

(e)           Each party’s obligations, agreements and waivers under this Section 13.13 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Bank or LC Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

13.14       Company Communications.

(a)            The Agent, the Banks and the LC Issuers agree that the Company may, but shall not be obligated to, make any Company Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Company Portal”).

(b)            Although the Approved Company Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Banks, each of the LC Issuers and the Company acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of the Company that are added to the Approved Company Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Banks, each of the LC Issuers and the Company hereby approves distribution of Company Communications through the Approved Company Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED COMPANY PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY COMMUNICATION, OR THE ADEQUACY OF THE APPROVED COMPANY PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED COMPANY PORTAL AND THE COMPANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMPANY COMMUNICATIONS OR THE APPROVED COMPANY PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO THE COMPANY, ANY BANK, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S TRANSMISSION OF COMPANY COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED COMPANY PORTAL.

(d)            “Company Communications” means, collectively, any Borrowing Notice, Conversion/Continuation Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Facility LC or other notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Company to the Agent through an Approved Company Portal.

(e)            Each of the Banks, each of the LC Issuers and the Company agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Company Communications on the Approved Company Portal in accordance with the Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Company to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

ARTICLE XIV

NOTICES

14.1          Giving Notice.

(a)            Except as otherwise permitted by Section 2.13(e) with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Company at its physical or electronic address set forth on the signature pages hereof, (ii) in the case of the Agent, at its physical or electronic address or facsimile number set forth on the signature pages hereof or as the Agent may otherwise separately provide to the Banks in its Administrative Questionnaire, (iii) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (iv) in the case of any party, at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid; provided that notices to the Agent under Article II shall not be effective until received. Unless the Agent otherwise prescribes (including with respect to any Approved Electronic Platform or Approved Company Portal), (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)            Notices delivered through Approved Electronic Platforms or Approved Company Portals, to the extent provided in this paragraph (b), shall be effective as provided in this paragraph (b). Notices and other communications to the Company, the Banks, the Agent and the LC Issuers hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Company Portals (as applicable), in each case, pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.2          Change of Address. The Company, the Agent, any LC Issuer and any Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 11.1, this Agreement shall be effective when it has been executed by the Company, the Agent, the LC Issuers and the Banks and the Agent has received counterparts of this Agreement executed by the Company, the LC Issuers and the Banks or written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company, the Banks, the LC Issuers and the Agent have executed this Agreement as of the date first above written.

CONSUMERS ENERGY COMPANY

By:	/s/ Jason M. Shore
	Name:	Jason M. Shore
	Title:	Vice President and Treasurer

Address:
One Energy Plaza
Jackson, MI 49201
Attention: Heather Wilson
EMail Addresses:	jason.shore@cmsenergy.com
heather.wilson@cmsenergy.com

Signature Page to

Seventh Amended and Restated Revolving Credit Agreement

Consumers Energy Company

JPMORGAN CHASE BANK, N.A., as Agent, as an LC Issuer and as a Bank

By:	/s/ Khawaja Tariq
	Name:	Khawaja Tariq
	Title:	Vice President

Signature Page to

Seventh Amended and Restated Revolving Credit Agreement

Consumers Energy Company

BARCLAYS BANK PLC, as a Co-Syndication Agent and as a Bank

By:	/s/ Sam Yoo
	Name:	SAM YOO
	Title:	MANAGING DIRECTOR

Signature Page to

Seventh Amended and Restated Revolving Credit Agreement

Consumers Energy Company

MUFG BANK, LTD., as an LC Issuer, as a Co-Syndication Agent and as a Bank

By:	/s/ Hazuki Watanabe
	Name:	Hazuki Watanabe
	Title:	Vice President

Signature Page to

Seventh Amended and Restated Revolving Credit Agreement

Consumers Energy Company

MIZUHO BANK, LTD., as a Co-Documentation Agent and as a Bank

By:	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Managing Director

Signature Page to

Seventh Amended and Restated Revolving Credit Agreement

Consumers Energy Company

BANK OF AMERICA, N.A., as an LC Issuer, as a Co-Documentation Agent and as a Bank

By:	/s/ Michael E. Miller II
	Name:	Michael E. Miller II
	Title:	Senior Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Mylissa Bringgold
	Name:	Mylissa Bringgold
	Title:	Vice President, Power, Utilities & Renewables

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

BNP PARIBAS, as a Bank

By:	/s/ Francis Delaney
	Name:	Francis Delaney
	Title:	Managing Director

By:	/s/ Victor Padilla
	Name:	Victor Padilla
	Title:	Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

Citibank N.A, as a Bank

By:	/s/ Agha Murtaza
	Name:	Agha Murtaza
	Title:	Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

COMERICA BANK, as LENDER,

By:	/s/ Mark L Lashbrook
Name:	Mark L Lashbrook
Title:	Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

Deutsche Bank, AG New York Branch, as a Bank

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Douglas Darman
Name:	Douglas Darman
Title:	Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

Fifth Third Bank, National Association,
as a Bank

By:	/s/ Thomas Kleiderer
	Name:	Thomas Kleiderer
	Title:	Managing Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Andrew Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

KeyBank National Association, as a Bank

By:	/s/ Lisa A. Ryder
	Name:	Lisa A. Ryder
	Title:	Senior Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

MORGAN STANLEY BANK, N.A., as a Bank

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

PNC BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Joseph McElhinny
Name:	Joseph McElhinny
Title:	Senior Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

Royal Bank of Canada, as a Bank

By:	/s/ Emilee Scott
Name:	Emilee Scott
Title:	Authorized Signatory

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

SUMITOMO MITSUI BANKING

By:	/s/ Irlen Mak
Name:	Irlen Mak
Title:	Executive Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ David Dewar
	Name:	David Dewar
	Title:	Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

The Northern Trust Company, as a Bank

By:	/s/ Will Hicks
	Name:	Will Hicks
	Title:	Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

TRUIST BANK, as a Bank

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

U.S. Bank National Association, as a Bank

By:	/s/ Anna Harrington
Name:	Anna Harrington
Title:	Assistant Vice President

Signature Page to
Seventh Amended and Restated Revolving Credit Agreement
Consumers Energy Company

EXHIBIT A

FORM OF OPINION FROM

MELISSA M. GLEESPEN, ESQ.

[Attached]

A-1

November 21, 2025

To:	The Agent, the LC Issuers and the Banks
which are parties to the Agreement
referred to below

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Chief Compliance Officer for Consumers Energy Company, a Michigan corporation (the “Company”). As counsel for the Company, I, or an attorney or attorneys under my general supervision, have represented the Company in connection with its execution and delivery of a Seventh Amended and Restated Revolving Credit Agreement among the Company, JPMorgan Chase Bank, N.A., as Agent and as an LC Issuer, and the Banks and other LC Issuers named therein, dated as of November 21, 2025 (the “Agreement”). All capitalized terms used in this opinion shall have the meanings attributed to them in the Agreement.

I, or an attorney or attorneys under my general supervision, have examined the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, resolutions of the Board of Directors of the Company, the Credit Documents and such other documents and records as I have deemed necessary in order to render this opinion. Based upon the foregoing, it is my opinion that:

1.             The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has the corporate power and authority to execute, deliver and perform its obligations under the Agreement.

2.             The execution and delivery of the Credit Documents by the Company and the performance by the Company of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Company and will not:

(a)	contravene the Company’s Restated Articles of Incorporation, as amended, or bylaws, as amended;

(b)	contravene any law or any contractual restriction imposed by any indenture or any other agreement or instrument evidencing or governing indebtedness for borrowed money of the Company (including but not limited to the Company Indentures (as defined below)); or

(c)	result in or require the creation of any Lien upon or with respect to any of the Company’s properties except the lien of the Indenture securing the Bonds and any Lien in favor of the Agent on the Facility LC Collateral Account or any funds therein.

As used in this paragraph 2, “Company Indentures” means collectively, (i) the Indenture dated as of January 1, 1996, as supplemented and amended from time to time, between the Company (formerly known as Consumers Power Company) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, (ii) the Indenture dated as of February 1, 1998, as supplemented and amended from time to time, between the Company and The Bank of New York Mellon (successor trustee to JPMorgan Chase Bank, N.A.), as Trustee, and (iii) the Indenture dated as September 1, 1945, as supplemented and amended from time to time, between the Company (formerly known as Consumers Power Company) and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee.

3.             The Credit Documents have been duly executed and delivered by the Company.

4.            To the best of my knowledge, there is no pending or threatened action or proceeding against the Company or any of its Consolidated Subsidiaries before any court, governmental agency or arbitrator (except (i) to the extent described in the Company’s annual report on Form 10-K for the year ended December 31, 2024 and quarterly reports on Forms 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, as filed with the SEC, and (ii) such other similar actions, suits and proceedings predicated on the occurrence of the same events giving rise to any actions, suits and proceedings described in the reports filed with the SEC set forth in clause (i) of this parenthetical) which might reasonably be expected to materially adversely affect the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or that would materially adversely affect the Company’s ability to perform its obligations under any Credit Document. To the best of my knowledge, there is no litigation challenging the validity or the enforceability of any of the Credit Documents.

5.            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of any Credit Document, except for the authorization to issue, sell or guarantee secured and/or unsecured long-term debt granted by the Federal Energy Regulatory Commission in Docket No. ES25-26-000 (hereinafter the “FERC Order”). The FERC Order is in full force and effect as of the date hereof.

6.            The Bonds executed in connection with the Existing Credit Agreement and the Agreement (a) are in due and proper form, (b) evidence and secure the Obligations owing under the Agreement and (c) are valid and enforceable obligations of the Company in accordance with their terms, secured by the lien of the Indenture on an equal and ratable basis with all other bonds issued thereunder and otherwise entitled to the benefits provided by the Indenture.

7.            The Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the execution and delivery of the Supplemental Indenture will not cause the Indenture to not be so qualified.

8.            The Company is not an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9.            In a properly presented case, a Michigan court or a federal court applying Michigan choice of law rules should give effect to the choice of law provisions of the Agreement and should hold that the Agreement is to be governed by the laws of the State of New York rather than the laws of the State of Michigan, except in the case of those provisions set forth in the Agreement the enforcement of which would contravene a fundamental policy of the State of Michigan. In the course of our review of the Agreement, nothing has come to my attention to indicate that any of such provisions would do so. Notwithstanding the foregoing, even if a Michigan court or a federal court holds that the Agreement is to be governed by the laws of the State of Michigan, the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable under Michigan law (including usury provisions) against the Company in accordance with its terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

I am a member of the bar of the State of Michigan, and as such, have made no investigation of, and give no opinion on, the laws of any state or country other than those of the State of Michigan, and, to the extent pertinent, of the United States of America.

This opinion may be relied upon, and is solely for the benefit of, the Agent, the LC Issuers and the Banks and their participants and assignees under the Agreement, and is not to be otherwise used, circulated, quoted, referred to or relied upon for any purpose without my express written permission, except that a copy of this opinion may be provided to any regulatory agency or governmental authority having jurisdiction over the Agent, any LC Issuer or any Bank.

Sincerely,

Melissa M. Gleespen

Vice President, Corporate Secretary and Chief Compliance Officer

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

I,                                    ,                              of Consumers Energy Company, a Michigan corporation (the “Company”), DO HEREBY CERTIFY in connection with the Seventh Amended and Restated Revolving Credit Agreement, dated as of November 21, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as so defined), among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as Agent and an LC Issuer, that:

Article VIII of the Credit Agreement provides that the Company shall: “At all times, maintain a ratio of Total Consolidated Debt to Total Consolidated Capitalization of not greater than 0.65 to 1.0.”

The following calculations are made in accordance with the definitions of Total Consolidated Debt and Total Consolidated Capitalization in the Credit Agreement and are correct and accurate as of                                 ,                  :

A.             Total Consolidated Debt

	(a)	Indebtedness for borrowed money	$

plus	(b)	Indebtedness for deferred purchase price of property/services	(+) $

plus	(c)	Liabilities for accumulated funding deficiencies (prior to the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan) and liabilities for failure to make a payment required to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA (on and after the effectiveness of the applicable provisions of the Pension Protection Act of 2006 with respect to a Plan).	(+) $

plus	(d)	Liabilities in connection with withdrawal liability under ERISA to any Multiemployer Plan	(+) $

plus	(e)	Obligations under acceptance facilities	(+) $

plus	(f)	Obligations under Capital Leases	(+) $

plus	(g)	Obligations under interest rate swap, “cap”, “collar” or other hedging agreement	(+) $

plus	(h)	Off-Balance Sheet Liabilities	(+) $

plus	(i)	non-contingent obligations in respect of letters of credit and bankers’ acceptances	(+) $

plus	(j)	Guaranties, endorsements and other contingent obligations	(+) $

plus	(k)	elimination of reduction in Debt due to any election under Section 25 of Accounting Standards Codification Subtopic 825-10 to “fair value” any Debt or liabilities of the Company or any Subsidiary	(+) $

plus	(l)	elimination of reduction in Debt due to application of Accounting Standards Codification Subtopic 470-20	(+) $

minus	(m)	Principal amount of any Securitized Bonds	(-) $

minus	(n)	Junior Subordinated Debt of the Company, Hybrid Equity Securities and Hybrid Preferred Securities of the Company or owned by any Hybrid Equity Securities Subsidiary or Hybrid Preferred Securities Subsidiary	(-) $

minus		(o) Agreed upon percentage of Net Proceeds from issuance of hybrid debt/equity securities (other than Junior Subordinated Debt, Hybrid Equity Securities and Hybrid Preferred Securities)	(-) $

minus	(p)	Debt of Affiliates of the Company of the type described in clause (iv) of the definition of “Total Consolidated Debt”	(-) $

minus	(q)	Debt of the Company and its Affiliates that is re-categorized as such from certain lease obligations pursuant to Section 15 of Accounting Standards Codification Subtopic 840-10	(-) $

		Total	$

B.	Total Consolidated Capitalization:

	(a)	Total Consolidated Debt	$

plus	(b)	The sum of Items A(n), A(o) and A(p) above[1]	(+) $

plus	(c)	Equity of common stockholders	(+) $

plus	(d)	Equity of preference stockholders	(+) $

plus	(e)	Equity of preferred stockholders	(+) $

		Total	$

C.	Debt to Capital Ratio
(total of A divided by total of B)
to 1.00

1 In the case of securities of the type described in A(o), only to the extent such securities have been deemed to be equity pursuant to Financial Accounting Standards Board Statement No. 150.

IN WITNESS WHEREOF, I have signed this Certificate this          day of                  ,         .

Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Seventh Amended and Restated Revolving Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of Assignor]

3.	Borrower:	Consumers Energy Company

4.	Agent:	JPMorgan Chase Bank, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement:	Seventh Amended and Restated Revolving Credit Agreement, dated as of November 21, 2025, among Consumers Energy Company, the Banks party thereto, and JPMorgan Chase Bank, N.A., as Agent and an LC Issuer.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Outstanding Credit Exposure for all Banks[1]	Amount of Commitment/Outstanding Credit Exposure Assigned[1]	Percentage Assigned of Commitment/Outstanding Credit Exposure[2]
	$	$	%
	$	$	%
	$	$	%

7.	Trade Date: [3]

Effective Date:                                , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

1	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2.	Set forth, to at least 9 decimals, as a percentage of the Commitment/Outstanding Credit Exposure of all Banks thereunder.

3.	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

4.	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

5.	To be added only if the consent of the Company and/or other parties (e.g., the LC Issuers) is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1           Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Credit Extensions or the Credit Documents.

1.2.          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Credit Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Bank, and (vii) attached as Schedule 2 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

Annex 1

2.              Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.              General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 2

SCHEDULE 1

TO

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

Administrative Questionnaire

On File with Agent

SCHEDULE 2

TO

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

US and Non-US Tax Information Reporting Requirements

EXHIBIT D

TERMS OF SUBORDINATION

[JUNIOR SUBORDINATED DEBT]

ARTICLE

SUBORDINATION

Section        .1. Applicability of Article; Securities Subordinated to Senior Indebtedness.

(a)            This Article             shall apply only to the Securities of any series which, pursuant to Section      , are expressly made subject to this Article. Such Securities are referred to in this Article  as “Subordinated Securities.”

(b)            The Issuer covenants and agrees, and each Holder of Subordinated Securities by his acceptance thereof likewise covenants and agrees, that the indebtedness represented by the Subordinated Securities and the payment of the principal and interest, if any, on the Subordinated Securities is subordinated and subject in right, to the extent and in the manner provided in this Article, to the prior payment in full of all Senior Indebtedness.

“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed by the Issuer (including purchase money obligations) or evidenced by debentures (other than the Subordinated Securities), notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by the Issuer; (ii) all capital lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in the preceding clauses (i) through (iv) assumed by or guaranteed in any manner by the Issuer or in effect guaranteed by the Issuer; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Issuer (whether or not such obligation is assumed by the Issuer), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Securities, as the case may be, including all other debt securities and guaranties in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with the Issuer which act as a financing vehicle of the Issuer in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among the Issuer and its affiliates; and/or (vii) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Securities.

This Article shall constitute a continuing obligation to all Persons who, in reliance upon such provisions become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

Section        .2. Issuer Not to Make Payments with Respect to Subordinated Securities in Certain Circumstances.

(a)            Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium and interest thereon shall first be paid in full, or such payment duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness, before any payment is made on account of the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of any Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before the maturity of such Senior Indebtedness, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article               ).

(b)            Upon the happening and during the continuation of any default in payment of the principal of, or interest on, any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Issuer with respect to the principal of, or interest on, Subordinated Securities or to acquire any Subordinated Securities or on account of any sinking fund provisions of Subordinated Securities (except payments made in capital stock of the Issuer or in warrants, rights, or options to purchase or acquire capital stock of the Issuer, sinking fund payments made in Subordinated Securities acquired by the Issuer before such default and notice thereof, and payments made through the exchange of other debt obligations of the Issuer for such Subordinated Securities in accordance with the terms of such Subordinated Securities, provided that such debt obligations are subordinated to Senior Indebtedness at least to the extent that the Subordinated Securities for which they are exchanged are so subordinated pursuant to this Article            ).

(c)            In the event that, notwithstanding the provisions of this Section       .2, the Issuer shall make any payment to the Trustee on account of the principal of or interest on Subordinated Securities, or on account of any sinking fund provisions of such Subordinated Securities, after the maturity of any Senior Indebtedness as described in Section            .2(a) above or after the happening of a default in payment of the principal of or interest on any Senior Indebtedness as described in Section             .2(b) above, then, unless and until all Senior Indebtedness which shall have matured, and all premium and interest thereon, shall have been paid in full (or the declaration of acceleration thereof shall have been rescinded or annulled), or such default shall have been cured or waived or shall have ceased to exist, such payment (subject to the provisions of Sections          .6 and          .7) shall be held by the Trustee, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of such Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all such Senior Indebtedness remaining unpaid to the extent necessary to pay the same in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. The Issuer shall give prompt written notice to the Trustee of any default in the payment of principal of or interest on any Senior Indebtedness.

Section     .3. Subordinated Securities Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of Issuer. Upon any distribution of assets of the Issuer in any dissolution, winding up, liquidation or reorganization of the Issuer (whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(a)            the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal thereof and premium and interest due thereon, or provision shall be made for such payment, before the Holders of Subordinated Securities are entitled to receive any payment on account of the principal of or interest on such Subordinated Securities;

(b)            any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article  with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), to which the Holders of Subordinated Securities or the Trustee on behalf of the Holders of Subordinated Securities would be entitled except for the provisions of this Article  shall be paid or delivered by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representative, or to the trustee under any indenture under which Senior Indebtedness may have been issued (pro rata as to each such holder, representative or trustee on the basis of the respective amounts of unpaid Senior Indebtedness held or represented by each), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision thereof to the holders of such Senior Indebtedness; and

(c)            in the event that notwithstanding the foregoing provisions of this Section           .3, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, property or securities (other than securities of the Issuer as reorganized or readjusted or securities of the Issuer or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Article         with respect to Subordinated Securities, to the payment in full without diminution or modification by such plan of all Senior Indebtedness), shall be received by the Trustee or the Holders of the Subordinated Securities on account of principal of or interest on the Subordinated Securities before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution (subject to the provisions of Section         .6 and         .7) shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (pro rata as provided in clause (b) above), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

The Issuer shall give prompt written notice to the Trustee of any dissolution, winding up, liquidation or reorganization of the Issuer.

The consolidation of the Issuer with, or the merger of the Issuer into, another corporation or the liquidation or dissolution of the Issuer following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article        hereof shall not be deemed a dissolution, winding up, liquidation or reorganization for the purposes of this Section        .3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated such in Article        .

Section        .4. Holders of Subordinated Securities to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the Holders of Subordinated Securities shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness until all amounts owing on Subordinated Securities shall be paid in full, and for the purposes of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Issuer or by or on behalf of the Holders of Subordinated Securities by virtue of this Article  which otherwise would have been made to the Holders of Subordinated Securities shall, as between the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, be deemed to be payment by the Issuer to or on account of the Senior Indebtedness, it being understood that the provisions of this Article        are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

Section        .5. Obligation of the Issuer Unconditional. Nothing contained in this Article      or elsewhere in this Indenture or in any Subordinated Security is intended to or shall impair, as among the Issuer, its creditors other than holders of Senior Indebtedness and the Holders of Subordinated Securities, the obligation of the Issuer, which is absolute and unconditional, to pay to the Holders of Subordinated Securities the principal of, and interest on, Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of Subordinated Securities and creditors of the Issuer other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article        of the holders of Senior Indebtedness in respect of cash, property or securities of the Issuer received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Issuer referred to in this Article        , the Trustee and Holders of Subordinated Securities shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up,

liquidation or reorganization proceedings are pending, or, subject to the provisions of Section      and        , a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other Person making such payment or distribution to the Trustee or the Holders of Subordinated Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article         .

Nothing contained in this Article        or elsewhere in this Indenture or in any Subordinated Security is intended to or shall affect the obligation of the Issuer to make, or prevent the Issuer from making, at any time except during the pendency of any dissolution, winding up, liquidation or reorganization proceeding, and, except as provided in subsections (a) and (b) of Section        .2, payments at any time of the principal of, or interest on, Subordinated Securities.

Section          .6. Trustee Entitled to Assume Payments Not Prohibited in Absence of Notice. The Issuer shall give prompt written notice to the Trustee of any fact known to the Issuer which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Subordinated Securities. Notwithstanding the provisions of this Article        or any provision of this Indenture, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution to or by the Trustee, unless at least two Business Days prior to the making of any such payment, the Trustee shall have received written notice thereof from the Issuer or from one or more holders of Senior Indebtedness or from any representative thereof or from any trustee therefor, together with proof satisfactory to the Trustee of such holding of Senior Indebtedness or of the authority of such representative or trustee; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Sections        and        , shall be entitled to assume conclusively that no such facts exist. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a representative or trustee on behalf of the holder) to establish that such notice has been given by a holder of Senior Indebtedness (or a representative of or trustee on behalf of any such holder). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payments or distribution pursuant of this Article          , the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article          , and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and nothing in this Article        shall apply to claims of, or payments to, the Trustee under or pursuant to Section          .

Section         .7. Application by Trustee of Monies or Government Obligations Deposited with It. Money or Government Obligations deposited in trust with the Trustee pursuant to and in accordance with Section       shall be for the sole benefit of Securityholders and, to the extent allocated for the payment of Subordinated Securities, shall not be subject to the subordination provisions of this Article         , if the same are deposited in trust prior to the happening of any event specified in Section         .2. Otherwise, any deposit of monies or Government Obligations by the Issuer with the Trustee or any paying agent (whether or not in trust) for the payment of the principal of, or interest on, any Subordinated Securities shall be subject to the provisions of Section         .1,        .2 and        .3 except that, if prior to the date on which by the terms of this Indenture any such monies may become payable for any purposes (including, without limitation, the payment of the principal of, or the interest, if any, on any Subordinated Security) the Trustee shall not have received with respect to such monies the notice provided for in Section        .6, then the Trustee or the paying agent shall have full power and authority to receive such monies and Government Obligations and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such date. This Section         .7 shall be construed solely for the benefit of the Trustee and paying agent and, as to the first sentence hereof, the Securityholders, and shall not otherwise effect the rights of holders of Senior Indebtedness.

Section         .8. Subordination Rights Not Impaired by Acts or Omissions of Issuer or Holders of Senior Indebtedness. No rights of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or by any act or failure to act, in good faith, by any such holders or by any noncompliance by the Issuer with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Subordinated Securities, without incurring responsibility to the Holders of the Subordinated Securities and without impairing or releasing the subordination provided in this Article        or the obligations hereunder of the Holders of the Subordinated Securities to the holders of such Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection for such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Issuer, as the case may be, and any other Person.

Section        .9. Securityholders Authorize Trustee to Effectuate Subordination of Securities. Each Holder of Subordinated Securities by his acceptance thereof authorizes and expressly directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article        and appoints the Trustee his attorney-in-fact for such purpose, including in the event of any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) the immediate filing of a claim for the unpaid balance of his Subordinated Securities in the form required in said proceedings and causing said claim to be approved. If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Holders of said Subordinated Securities.

Section        .10. Right of Trustee to Hold Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all of the rights set forth in this Article  in respect of any Senior Indebtedness at any time held by it to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall be construed to deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Issuer, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article          , and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Sections        .2 and        .3, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Subordinated Securities, the Issuer or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article  or otherwise.

Section        .11. Article         Not to Prevent Events of Defaults. The failure to make a payment on account of principal or interest by reason of any provision in this Article        shall not be construed as preventing the occurrence of an Event of Default under Section        .

EXHIBIT E

INTENTIONALLY OMITTED

E-1

EXHIBIT F

FORM OF INCREASING BANK SUPPLEMENT

INCREASING BANK SUPPLEMENT,   dated                     ,     20          (this “Supplement”), by and among each of the signatories hereto, to the Seventh Amended and Restated Revolving Credit Agreement, dated as of November 21, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consumers Energy Company, a Michigan corporation (the “Company”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Banks to increase the amount of its Commitment;

WHEREAS, the Company has given notice to the Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.16; and

WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the undersigned Increasing Bank now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Company and the Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.           The undersigned Increasing Bank agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[                        ], thereby making the aggregate amount of its total Commitments equal to $[                     ].

2.            The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.            Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.            This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.            This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING BANK]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

CONSUMERS ENERGY COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Agent and as an LC Issuer

By:
Name:
Title:

BANK OF AMERICA, N.A.
as an LC Issuer

By:
Name:
Title:

MUFG BANK, LTD.
as an LC Issuer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as an LC Issuer

By:
Name:
Title:

[[OTHER LC ISSUER],
as an LC Issuer

By:
Name:
Title:]

EXHIBIT G

FORM OF AUGMENTING BANK SUPPLEMENT

AUGMENTING BANK SUPPLEMENT, dated                            ,   20           (this “Supplement”), by and among each of the signatories hereto, to the Seventh Amended and Restated Revolving Credit Agreement, dated as of November 21, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consumers Energy Company, a Michigan corporation (the “Company”), the Banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.16 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Company, the Agent and each LC Issuer, by executing and delivering to the Company and the Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Bank was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.           The undersigned Augmenting Bank agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Bank for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $[                       ].

2.            The undersigned Augmenting Bank (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.7 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

3.            The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                             ]

4.            The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.            Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.            This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.            This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING BANK]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

CONSUMERS ENERGY COMPANY

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Agent and as an LC Issuer

By:
Name:
Title:

BANK OF AMERICA, N.A.
as an LC Issuer

By:
Name:
Title:

MUFG BANK, LTD.
as an LC Issuer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
as an LC Issuer

By:
Name:
Title:

[[OTHER LC ISSUER],
as an LC Issuer

By:
Name:
Title:]

SCHEDULE 1

PRICING SCHEDULE

The Applicable Margin shall be determined pursuant to the table below.

	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Commitment Fee Rate	0.050%	0.060%	0.075%	0.100%	0.125%
Applicable Margin for Term Benchmark and RFR Loans	0.625%	0.750%	0.875%	1.000%	1.125%
Applicable Margin for Floating Rate Loans	0.000%	0.000%	0.000%	0.000%	0.125%

For purposes of the foregoing:

Changes in the Applicable Margin and the Commitment Fee Rate resulting from a change in the Pricing Level shall become effective on the third (3rd) Business Day following the effective date of any change in the Senior Debt Rating from S&P or Moody’s. In the event of a split in the Senior Debt Rating from S&P and Moody’s that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin and the Commitment Fee Rate shall be determined as follows: (x) if the split in the Senior Debt Rating is one Pricing Level, then the higher Senior Debt Rating will be the applicable Pricing Level, (y) if the split in the Senior Debt Rating is two Pricing Levels, the midpoint between the two will be the applicable Pricing Level, and (z) if the split in the Senior Debt Rating is more than two Pricing Levels, the Pricing Level will be the Pricing Level immediately below the higher Pricing Level. If either (but not both) Moody’s or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the Senior Debt Ratings provided by the other rating agency. If at any time both the Secured Debt and the Unsecured Debt of the Company is unrated by Moody’s and S&P, the Pricing Level will be Pricing Level V; provided that if the reason that there is no such Senior Debt Rating results from Moody’s and S&P ceasing to issue debt ratings generally, then the Company and the Agent may select a Substitute Rating Agency for purposes of the foregoing Pricing Schedule (and all references in the Credit Agreement to Moody’s and S&P, as applicable, shall refer to such Substitute Rating Agency), and until a Substitute Rating Agency is so selected, the Pricing Level shall be determined by reference to the Senior Debt Rating most recently in effect prior to cessation.

“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV or Pricing Level V, as the context may require.

“Pricing Level I” means any time when (i) no Event of Default has occurred and is continuing and (ii) the Senior Debt Rating is AA or higher by S&P or Aa2 or higher by Moody’s.

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“Pricing Level II” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is AA- or higher by S&P or Aa3 or higher by Moody’s and (iii) Pricing Level I does not apply.

“Pricing Level III” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is A+ or higher by S&P or A1 or higher by Moody’s and

(iii) none of Pricing Level I or Pricing Level II is applicable.

“Pricing Level IV” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is A or higher by S&P or A2 or higher by Moody’s and

(iii) none of Pricing Level I, Pricing Level II or Pricing Level III is applicable.

“Pricing Level V” means any time when none of Pricing Levels I, II, III or IV is applicable.

“Secured Debt” means senior, secured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement, including, for the avoidance of doubt, the First Mortgage Bonds.

“Senior Debt Rating” means at any date, the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to Secured Debt of the Company or (ii) would assign to Secured Debt of the Company were the Company to issue or have outstanding any Secured Debt on such date; provided that if the Secured Debt of the Company is unrated by both of Moody’s and S&P, “Senior Debt Rating” means the credit rating that is one level higher than the credit rating identified by S&P or Moody’s as the credit rating which (i) it has assigned to Unsecured Debt of the Company or (ii) would assign to Unsecured Debt of the Company were the Company to issue any Unsecured Debt on such date.

“Substitute Rating Agency” means a nationally-recognized rating agency (other than Moody’s and S&P).

“Unsecured Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

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SCHEDULE 2

COMMITMENT SCHEDULE

BANK	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$63,953,488.37
BARCLAYS BANK PLC	$63,953,488.37
MUFG BANK, LTD.	$63,953,488.37
MIZUHO BANK, LTD.	$63,953,488.37
BANK OF AMERICA, N.A.	$63,953,488.37
WELLS FARGO BANK, NATIONAL ASSOCIATION	$63,953,488.37
BNP PARIBAS	$47,751,937.99
CITIBANK, N.A.	$47,751,937.99
COMERICA BANK	$47,751,937.99
DEUTSCHE BANK AG NEW YORK BRANCH	$47,751,937.99
FIFTH THIRD BANK, NATIONAL ASSOCIATION	$47,751,937.99
GOLDMAN SACHS BANK USA	$47,751,937.98
KEYBANK NATIONAL ASSOCIATION	$47,751,937.99
MORGAN STANLEY BANK, N.A.	$47,751,937.98
PNC BANK, NATIONAL ASSOCIATION	$47,751,937.98
ROYAL BANK OF CANADA	$47,751,937.99
SUMITOMO MITSUI BANKING CORPORATION	$47,751,937.98
THE BANK OF NOVA SCOTIA	$47,751,937.98
THE NORTHERN TRUST COMPANY	$47,751,937.99
TRUIST BANK	$47,751,937.98
U.S. BANK NATIONAL ASSOCIATION	$47,751,937.98
AGGREGATE COMMITMENT	$1,100,000,000.00

Sch-2

SCHEDULE 3.1

EXISTING LCs

ENTITY / PROJECT	L/C NUMBER	Facility Issuer	BENEFICIARY	EXPIRATION DATE	AMOUNT OUTSTANDING
Consumers Energy Company	CPCS-635112	JPMorgan	Michigan Dept. of Environmental	19-May-2026	$1,000,000.00
Consumers Energy Company	CPCS-275535	JPMorgan	Supervisor of Mineral Wells – Michigan Dept. of Environmental Quality	21-Dec-2026	$381,850
Consumers Energy Company	CPCS-637066	JPMorgan	Chief Waste and Hazardous Materials – Michigan Dept. of Environmental	13-May-2026	$159,600.00
Consumers Energy Company	CPCS-750160	JPMorgan	City of Royal Oak	13-May-2026	$200,000.00
Consumers Energy Company	CPCS-635110	JPMorgan	Michigan Dept. of Environmental	19-May-2026	$1,000,000.00
Consumers Energy Company	CPCS-635108	JPMorgan	Michigan Dept. of Environmental	19-May-2026	$500,000.00
Consumers Energy Company	CPCS-637067	JPMorgan	Chief Waste and Hazardous Materials – Michigan Dept. of Environmental	13-May-2026	$300,000.00
Consumers Energy Company	CPCS-635111	JPMorgan	Michigan Dept. of Environmental	19-May-2026	$1,000,000.00
Consumers Energy Company	CPCS-206214	JPMorgan	City of Novi	11-Oct-2026	$100,000.00
Consumers Energy Company	CPCS-635109	JPMorgan	Michigan Dept. of Environmental	19-May-2026	$1,000,000.00
Consumers Energy Company	CPCS-260477	JPMorgan	City of Huntington Woods	26-Mar-2026	$25,000.00
Consumers Energy Company	68181490	Bank of America, NA	Michigan Electric Transmission	11-Aug-2025	$0
Consumers Energy Company	68174929	Bank of America, NA	City of Royal Oak	12-Feb-2026	$0
Consumers Energy Company	CPCS-637065	JPMorgan	Chief Waste and Hazardous Materials – Michigan Dept. of Environmental	13-May-2026	$685,400.00

Sch-3.1